Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) of the Securities Exchange Act of 1934. Under the supervision and with the participation of the principal executive and financial officers of the Company, an evaluation of the effectiveness of internal control over financial reporting was conducted based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations (“the COSO Framework”) of the Treadway Commission. Based on the evaluation performed under the COSO Framework as of December 31, 2007, management has concluded that the Company’s internal control over financial reporting is effective.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Visteon Corporation:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Visteon Corporation and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, Visteon Corporation changed the manner in which it accounts for share-based compensation in 2006, the manner in which it accounts for the funded status of defined benefit pension and other postretirement plans in 2006, and the measurement date for its defined benefit pension and other postretirement plans in 2007.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Detroit, Michigan
February 22, 2008, except for Note 21, as to which the date is May 19, 2008

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2007	2006	2005
	(Dollars in Millions, Except Per
		Share Amounts)
Net sales
Products	$10,721	$10,706	$16,586
Services	545	547	164

	11,266	11,253	16,750

Cost of sales
Products	10,154	9,958	16,043
Services	539	542	163

	10,693	10,500	16,206

Gross margin	573	753	544

Selling, general and administrative expenses	636	713	945
Restructuring expenses	152	93	26
Reimbursement from Escrow Account	142	104	51
Asset impairments	95	22	1,504
Gain on ACH Transactions	—	—	1,822

Operating (loss) income	(168)	29	(58)

Interest expense	225	190	156
Interest income	61	31	24
Debt extinguishment gain	—	8	—
Equity in net income of non-consolidated affiliates	47	33	25

Loss from continuing operations before income taxes, minority interests, change in accounting and extraordinary item	(285)	(89)	(165)

Provision for income taxes	20	25	64
Minority interests in consolidated subsidiaries	43	31	33

Net loss from continuing operations before change in accounting and extraordinary item	(348)	(145)	(262)

Loss from discontinued operations, net of tax	24	22	8

Net loss before change in accounting and extraordinary item	(372)	(167)	(270)

Cumulative effect of change in accounting, net of tax	—	(4)	—

Net loss before extraordinary item	(372)	(171)	(270)

Extraordinary item, net of tax	—	8	—

Net loss	$(372)	$(163)	$(270)

Basic and diluted loss per share:
Continuing operations	$(2.69)	$(1.13)	$(2.08)
Discontinued operations	(0.18)	(0.17)	(0.06)
Net loss	(2.87)	(1.27)	(2.14)

Cash dividends per share	$—	$—	$—
See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
	(Dollars in Millions)
ASSETS
Cash and equivalents	$1,758	$1,057
Accounts receivable, net	1,150	1,233
Interests in accounts receivable transferred	434	482
Inventories, net	495	520
Other current assets	235	273

Total current assets	4,072	3,565

Property and equipment, net	2,793	3,034
Equity in net assets of non-consolidated affiliates	218	224
Other non-current assets	122	115

Total assets	$7,205	$6,938

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$95	$100
Accounts payable	1,766	1,825
Accrued employee liabilities	316	323
Other current liabilities	351	320

Total current liabilities	2,528	2,568

Long-term debt	2,745	2,128
Postretirement benefits other than pensions	624	747
Employee benefits, including pensions	530	924
Deferred tax liabilities	147	170
Other non-current liabilities	428	318
Minority interests in consolidated subsidiaries	293	271

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,406	3,398
Accumulated deficit	(4,016)	(3,606)
Accumulated other comprehensive income (loss)	275	(216)
Other	(13)	(22)

Total shareholders’ deficit	(90)	(188)

Total liabilities and shareholders’ deficit	$7,205	$6,938

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2007	2006	2005
	(Dollars in Millions)
Operating Activities
Net loss	$(372)	$(163)	$(270)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	472	430	595
Asset impairments	107	22	1,511
Gain on ACH Transactions	—	—	(1,832)
Non-cash tax items	(91)	(68)	—
Non-cash postretirement benefits	(29)	(72)	—
Equity in net income of non-consolidated affiliates, net of dividends remitted	20	(9)	23
Other non-cash items	(6)	(10)	44

Changes in assets and liabilities:
Accounts receivable and retained interests	216	122	718
Inventories	6	55	34
Escrow receivable	33	(28)	(27)
Accounts payable	(123)	(104)	(593)
Postretirement benefits other than pensions	(19)	(7)	227
Income taxes deferred and payable, net	20	(4)	(40)
Other assets and other liabilities	59	117	27

Net cash provided from operating activities	293	281	417

Investing Activities
Capital expenditures	(376)	(373)	(585)
Acquisitions and investments in joint ventures, net	(8)	(6)	(21)
Net cash proceeds from ACH Transactions	—	—	299
Other, including proceeds from asset disposals	207	42	76

Net cash used by investing activities	(177)	(337)	(231)

Financing Activities
Short-term debt, net	33	(400)	239
Proceeds from issuance of debt, net of issuance costs	637	1,378	50
Principal payments on debt	(88)	(624)	(69)
Maturity/repurchase of unsecured debt securities	—	(141)	(250)
Other, including book overdrafts	(35)	1	(21)

Net cash provided from (used by) financing activities	547	214	(51)

Effect of exchange rate changes on cash	38	34	(22)

Net increase in cash and equivalents	701	192	113

Cash and equivalents at beginning of year	1,057	865	752

Cash and equivalents at end of year	$1,758	$1,057	$865

Cash paid for:
Interest	$215	$197	$164
Income taxes paid, net of refunds	$91	$97	$104
See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	2007	2006	2005
	(Dollars in Millions)
Common Stock
Balance at January 1	$131	$131	$131

Balance at December 31	$131	$131	$131

Stock Warrants
Balance at January 1	$127	$127	$—
Issuance of stock warrants	—	—	127

Balance at December 31	$127	$127	$127

Additional Paid-In Capital
Balance at January 1	$3,398	$3,396	$3,380
Shares issued for stock options exercised	—	—	(2)
Share-based compensation	8	2	18

Balance at December 31	$3,406	$3,398	$3,396

Accumulated Deficit
Balance at January 1	$(3,606)	$(3,440)	$(3,170)
Net loss	(372)	(163)	(270)
SFAS 158 adjustment	(34)	—	—
Shares issued for stock options exercised	(4)	(3)	—

Balance at December 31	$(4,016)	$(3,606)	$(3,440)

Accumulated Other Comprehensive Income (Loss)
Balance at January 1	$(216)	$(234)	$5
Net foreign currency translation adjustment	131	121	(154)
Net change in pension obligation	158	25	(64)
Net (loss) gain on derivatives and other	(8)	1	(21)

Net other comprehensive income (loss) adjustments	281	147	(239)
Cumulative effect of adoption of SFAS 158	210	(129)	—

Balance at December 31	$275	$(216)	$(234)

Other — Treasury Stock
Balance at January 1	$(22)	$(27)	$(17)
Shares issued for stock options exercised	10	9	5
Treasury stock activity	(1)	(4)	(2)
Restricted stock awards forfeited	—	—	(13)

Balance at December 31	$(13)	$(22)	$(27)

Other — Unearned Stock Compensation
Balance at January 1	$—	$(1)	$(9)
Restricted stock awards compensation, net	—	—	8
Other	—	1	—

Balance at December 31	$—	$—	$(1)

Total Shareholders’ Deficit	$(90)	$(188)	$(48)

Comprehensive Loss
Net loss	$(372)	$(163)	$(270)
Net other comprehensive income (loss) adjustments	281	147	(239)

Total comprehensive loss	$(91)	$(16)	$(509)

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. Description of Business and Company Background
Visteon Corporation (the “Company” or “Visteon”) is a leading global supplier of automotive systems, modules and components. The Company sells products primarily to global vehicle manufacturers and to the worldwide aftermarket for replacement and enhancement parts. The Company’s operations are organized by global product groups including Climate, Electronics, Interiors and Other and are principally conducted in the United States, Mexico, Canada, Germany, United Kingdom, France, Spain, Portugal, Czech Republic, Korea, China, India, Brazil and Argentina.
The Company became an independent company when Ford Motor Company and affiliates (including Auto Alliance International, a joint venture between Ford and Mazda) (“Ford” or “Ford Motor Company”), established the Company as a wholly-owned subsidiary in January 2000 and subsequently transferred to the Company the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of the Company on June 28, 2000. Prior to incorporation, the Company operated as Ford’s automotive components and systems business.
ACH Transactions
On May 24, 2005, the Company and Ford entered into a non-binding Memorandum of Understanding (“MOU”), setting forth a framework for the transfer of 23 North American facilities and related assets and liabilities (the “Business”) to a Ford-controlled entity. In September 2005, the Company and Ford entered into several definitive agreements and the Company completed the transfer of the Business to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly owned subsidiary of the Company, pursuant to the terms of various agreements described below. Following the signing of the MOU and at June 30, 2005, the Company classified the related assets and liabilities as “held for sale” and recorded a non-cash impairment charge of $920 million to adjust those assets considered “held for sale” to their aggregate estimated fair value less cost to sell in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.”
On October 1, 2005, Visteon sold ACH to Ford for cash proceeds of approximately $300 million, as well as the forgiveness of certain other postretirement employee benefit (“OPEB”) liabilities and other obligations relating to hourly employees associated with the Business, and the assumption of certain other liabilities with respect to the Business (together, the “ACH Transactions”). The ACH Transactions also provided for the termination of the Hourly Employee Assignment Agreement and complete relief to the Company of all liabilities relating to Visteon-assigned Ford UAW hourly employees. Previously deferred amounts relating to the 2003 forgiveness of debt, accounted for pursuant to Statement of Financial Accounting Standards No. 15 (“SFAS 15”), “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” were released to income concurrent with the ACH Transactions and have been included in the “Gain on ACH Transactions.”
Additionally, on October 1, 2005, Ford acquired from the Company warrants to acquire 25 million shares of the Company’s common stock (the “Warrant and Stockholder Agreement”) and agreed to provide $550 million (pursuant to the “Escrow Agreement” and the “Reimbursement Agreement”) to be used in the Company’s further restructuring. The Warrant and Stockholder Agreement provides for certain registration rights with respect to the shares of common stock underlying the warrant and contains restrictions on the transfer of the warrant and the underlying shares of common stock. Pursuant to the Escrow Agreement, dated as of October 1, 2005, among the Company, Ford and Deutsche Bank Trust Company Americas, as escrow agent, Ford paid $400 million into an escrow account for use by the Company to restructure its businesses. The Escrow Agreement provides that the Company will be reimbursed from the escrow account for the first $250 million of reimbursable restructuring costs as defined in the Escrow Agreement, and up to one half of the next $300 million of such costs. Pursuant to the Reimbursement Agreement, dated as of October 1, 2005, between the Company and Ford, the Company will be reimbursed for up to $150 million of separation costs associated with those Company salaried employees who are leased to ACH, and whose services are no longer required by ACH or a subsequent buyer. The Reimbursement Agreement provides that Ford will reimburse the Company for the first $50 million and up to one half of the next $200 million of such costs. Subject to change of control restrictions, any unused funds under the Escrow and Reimbursement Agreements reverts to the Company upon expiration of such agreement.

Pursuant to the Master Services Agreement dated September 30, 2005 between the Company and ACH, the Company provides information technology and other transitional services to ACH. The services are provided at a rate approximating the Company’s cost until such time the services are no longer required by ACH but not later than December 31, 2008.
The following table summarizes the impact of the ACH Transactions, including $10 million reported in discontinued operations.

	Assets, Liabilities	Gain on ACH
	and Other	Transactions For
	Consideration as	the Year Ended
	of October 1, 2005	December 31, 2005
	(Dollars in Millions)
Assets transferred to ACH
Inventories	$(299)
Property and equipment	(578)
Prepaid and other assets	(75)

		$(952)

Proceeds from divestiture of ACH
Cash	299
Forgiveness of indebtedness:
OPEB liabilities	2,164
Employee fringe benefits	260
Other liabilities	241

		2,964
Stock warrants issued to Ford	(127)
Other consideration	(53)

		(180)

Gain on ACH Transactions		$1,832

The Company continues to transact a significant amount of ongoing commercial activity with Ford. Product sales, services revenues, accounts receivable and postretirement employee benefits due to Ford comprise certain significant account balances arising from ongoing commercial relations with Ford and are summarized below as adjusted for discontinued operations.

	For the Year Ended December 31
	2007	2006	2005
		(Dollars in Millions)
Product sales	$4,131	$4,791	$10,252
Services revenues	$533	$547	$164

	December 31
	2007	2006
	(Dollars in Millions)
Accounts receivable, net	$277	$348
Postretirement employee benefits	121	127
Additionally, as of December 31, 2007 and 2006, the Company had transferred approximately $154 million and $200 million respectively of Ford receivables under a European receivables securitization agreement.

NOTE 2. Basis of Presentation and Summary of Significant Accounting Policies
The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”), consistently applied.
Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all subsidiaries that are more than 50% owned and over which the Company exercises control. Investments in affiliates of 50% or less but greater than 20% are accounted for using the equity method. The consolidated financial statements also include the accounts of certain entities in which the Company holds a controlling interest based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary.
In connection with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised) (“FIN 46(R)”), “Consolidation of Variable Interest Entities,” the Company consolidates certain variable interest entities, as follows:
•	From June 30, 2002, a variable interest entity owned by an affiliate of a bank is included in the Company’s consolidated financial statements. This entity was established in early 2002 to build a leased facility for the Company to centralize customer support functions, research and development and administrative operations. Construction of the facility was substantially completed in 2004.

•	TACO Visteon Engineering Private Limited is a joint venture which is 50% owned by the Company, that provides certain computer aided engineering and computer aided design services in India for the Company along with other manufacturing activities conducted for TATA Autocomp Systems Limited and Visteon. Consolidation of this entity was based on an assessment of the Company’s exposure to a majority of the expected losses.

•	MIG-Visteon Automotive Systems, LLC is a joint venture which is 49% owned by the Company or its subsidiaries, that supplies integrated cockpit modules and systems. Consolidation of this entity was based on an assessment of the amount of equity investment at risk, the subordinated financial support provided by the Company, and that substantially all of the joint venture’s operations are performed on behalf of the Company.
The effect of consolidation of variable interest entities on the Company’s results of operations or financial position as of December 31, 2007 was not significant as substantially all of the joint ventures’ liabilities and costs are related to activity with the Company. As of December 31, 2007, these variable interest entities have total assets of $254 million and total liabilities of $29 million.
Reclassifications: Certain prior year amounts have been reclassified to conform to current year presentation.
Use of Estimates: The preparation of the financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported herein. Management believes that such estimates, judgments and assumptions are reasonable and appropriate. However, due to the inherent uncertainty involved, actual results may differ from those provided in the Company’s consolidated financial statements.
Foreign Currency: Assets and liabilities of the Company’s non-U.S. businesses are translated into U.S. Dollars at end-of-period exchange rates and the related translation adjustments are reported in the consolidated balance sheets under the classification of “Accumulated other comprehensive income (loss).” The effects of remeasurement of assets and liabilities of the Company’s non-U.S. businesses that use the U.S. Dollar as their functional currency are included in the consolidated statements of operations as transaction gains and losses. Income and expense elements of the Company’s non-U.S. businesses are translated into U.S. Dollars at average-period exchange rates and are reflected in the consolidated statements of operations as part of sales, costs and expenses. Additionally, gains and losses resulting from transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations as transaction gains and losses. Transaction losses of $6 million in both 2007 and 2006 and transaction gains of $2 million in 2005 resulted from the remeasurement of certain deferred foreign tax liabilities and are included within income taxes. Net transaction gains and losses, as described above, decreased net loss by $2 million, $3 million and $9 million in 2007, 2006 and 2005, respectively.
Revenue Recognition: The Company records revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured. The Company ships product and records revenue pursuant to commercial agreements with its customers generally in the form of an approved purchase order, including the effects of contractual customer price productivity. The Company does negotiate discrete price changes with its customers, which are generally the result of unique commercial issues between the Company and its customers and are generally the subject of specific negotiations between the Company and its customers. The Company records amounts associated with discrete price changes as a reduction to revenue when specific facts and circumstances indicate that a price reduction is probable and the amounts are reasonably estimable. The Company records amounts associated with discrete price changes as an increase to revenue upon execution of a legally enforceable contractual agreement and when collectibility is reasonably assured.
Services revenues are recognized as services are rendered and associated costs of providing such services are recorded as incurred.
Cash Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits, commercial paper, repurchase agreements and money market funds to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are stated at historical value, which approximates fair value. The Company does not generally require collateral from its customers. Accounts receivable are reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is determined by considering factors such as length of time accounts are past due, historical experience of write-offs, and customer financial condition. If not reserved through specific examination procedures, the Company’s general policy for uncollectible accounts is to reserve based upon the aging categories of accounts receivable. Past due status is based upon the invoice date of the original amounts outstanding. Included in selling, general and administrative (“SG&A”) expenses are recoveries in excess of provisions for estimated uncollectible accounts receivable of $19 million for the year ended December 31, 2007 and provisions for estimated uncollectible accounts receivable of $4 million and $45 million for the years ended December 31, 2006 and 2005, respectively. The allowance for doubtful accounts balance was $18 million, $44 million and $77 million at December 31, 2007, 2006 and 2005, respectively.
Interests in Accounts Receivable Transferred: When the Company sells receivables under a certain asset transfer arrangement it retains servicing rights, one or more subordinated tranches, and a cash reserve balance. These retained amounts are recorded in the Company’s consolidated balance sheets as “Interests in accounts receivable transferred.” Such amounts are recorded at their carrying values, which approximate fair value due to the current nature of the related maturities.
Inventories: Inventories are stated at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or market. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.
Product Tooling: Product tooling includes molds, dies and other tools used in production of a specific part or parts of the same basic design. The Company accounts for product tooling in accordance with the requirements of Emerging Issue Task Force Issue No. 99-5 (“EITF 99-5”), “Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements.” EITF 99-5 generally requires that non-reimbursable design and development costs for products to be sold under long-term supply arrangements be expensed as incurred and costs incurred for molds, dies and other tools that will be owned by the Company or its customers and used in producing the products under long-term supply arrangements be capitalized and amortized over the shorter of the expected useful life of the assets or the term of the supply arrangement. Contractually reimbursable design and development costs that would otherwise be expensed under EITF 99-5 are recorded as an asset as incurred.
Product tooling owned by the Company is capitalized as property and equipment, and amortized to cost of sales over its estimated economic life, generally not exceeding six years. The net book value of product tooling owned by the Company was $148 million and $164 million as of December 31, 2007 and 2006, respectively. Unbilled receivables related to production tools in progress, which will not be owned by the Company and for which there is a contractual agreement for reimbursement from the customer, were approximately $14 million, $74 million and $68 million as of December 31, 2007, 2006 and 2005, respectively.
Restructuring: The Company defines restructuring expense to include costs directly associated with exit or disposal activities accounted for in accordance with Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities,” employee severance and special termination benefit costs incurred as a result of an exit or disposal activity or a fundamental realignment accounted for in accordance with Statement of Financial Accounting Standards No. 88 (“SFAS 88”), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and Statement of Financial Accounting Standards No. 112 (“SFAS 112”), “Employers’ Accounting for Postemployment Benefits” and pension and other postretirement employee benefit costs incurred as a result of an exit or disposal activity or a fundamental realignment accounted for in accordance with Statement of Financial Accounting Standard No. 87

(“SFAS 87”), “Employers’ Accounting for Pensions” and Statement of Accounting Standard No. 106 (“SFAS 106”), “Employers’ Accounting for Postretirement Benefits Other than Pensions.”
Long-Lived Assets and Certain Identifiable Intangibles: Long-lived assets, such as property and equipment and definite-lived intangible assets are stated at cost or fair value for impaired assets. Depreciation or amortization is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes in certain jurisdictions. Long-lived assets and intangible assets subject to amortization are depreciated or amortized over the estimated useful life of the asset.
Asset impairment charges are recorded for long-lived assets and intangible assets subject to amortization when events and circumstances indicate that such assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying value of the assets exceeds its fair value. The Company classifies assets and liabilities as held for sale when management approves and commits to a formal plan of sale and it is probable that the sale will be completed. The carrying value of the assets and liabilities held for sale are recorded at the lower of carrying value or fair value less cost to sell, and the recording of depreciation is ceased. Fair value is determined using appraisals, management estimates or discounted cash flow calculations.
Capitalized Software Costs: Certain costs incurred in the acquisition or development of software for internal use are capitalized in accordance with Statement of Position No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized software costs are amortized using the straight-line method over estimated useful lives generally ranging from 3 to 8 years. The net book value of capitalized software costs was approximately $66 million, $83 million and $112 million at December 31, 2007, 2006 and 2005, respectively. Related amortization expense was approximately $40 million, $41 million and $39 million for the years ended December 31, 2007, 2006 and 2005, respectively. Amortization expense of approximately $39 million is expected for 2008 and is expected to decrease to $30 million, $34 million and $31 million for 2009, 2010 and 2011, respectively.
Pensions and Other Postretirement Employee Benefits: Pensions and other postretirement employee benefit costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected returns on plan assets, health care cost trends, compensation and other factors. In accordance with GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods, and accordingly, generally affect recognized expense in future periods.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires the establishment of a net asset or liability representing the funded status of defined benefit pension and OPEB plans in the balance sheet. Additionally, SFAS 158 requires the measurement of plan assets and benefit obligations as of the year-end balance sheet date effective for fiscal years ending after December 15, 2008. The Company adopted the recognition and disclosure provisions of SFAS 158 as of December 31, 2006 and the year-end measurement provisions of SFAS 158 as of January 1, 2007, which resulted in a net curtailment loss of $6 million in the fourth quarter of 2006.
The impact on the Company’s balance sheet as of December 31, 2006 of adopting the provisions of SFAS 158 is provided in the table below.

	Pre-SFAS 158	SFAS 87	SFAS 158	Post-SFAS 158
	Adoption	Adjustment	Adoption	Adoption
Balance Sheet Accounts
Other current assets	$286	$—	$(13)	$273
Other non-current assets	222	(30)	(77)	115
Accrued employee liabilities	377	—	(54)	323
Employee benefits, including pensions	815	(55)	164	924
Postretirement benefits other than pensions	812	—	(65)	747
Accumulated other comprehensive loss	112	(25)	129	216

Product Warranty: The Company accrues for warranty obligations for products sold based on management estimates, with support from its sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.
Product Recall: The Company accrues for product recall claims related to probable financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.
Environmental Costs: Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments and are regularly evaluated. The liabilities are recorded in other current liabilities and other long-term liabilities in the Company’s consolidated balance sheets.
Debt Issuance Costs: The costs related to the issuance or modification of long-term debt are deferred and amortized into interest expense over the life of each debt issue. Deferred amounts associated with debt extinguished prior to maturity are expensed.
Other Costs: Advertising and sales promotion costs, repair and maintenance costs, research and development costs, and pre-production operating costs are expensed as incurred. Research and development expenses include salary and related employee benefits, contractor fees, information technology, occupancy, telecommunications and depreciation. Advertising costs were $3 million in 2007, $4 million in 2006 and $12 million in 2005. Research and development costs were $510 million in 2007, $594 million in 2006 and $804 million in 2005. Shipping and handling costs are recorded in the Company’s consolidated statements of operations as “Cost of sales.”
Income Taxes: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance on deferred tax assets by tax jurisdiction when it is more likely than not that such assets will not be realized. Management judgment is required in determining the Company’s valuation allowance on deferred tax assets.
Derivative Financial Instruments: The Company uses derivative financial instruments, including forward contracts, swaps and options, to manage exposures to changes in currency exchange rates and interest rates. All derivative financial instruments are classified as “held for purposes other than trading.” The Company’s policy specifically prohibits the use of derivatives for speculative purposes.
Stock-Based Compensation: In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS 123(R)’’), “Share-Based Payments.’’ This statement requires that all share-based payments to employees be recognized in the financial statements based on their estimated fair value. SFAS 123(R) was adopted by the Company effective January 1, 2006 using the modified-prospective method. In accordance with the modified-prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Under the modified-prospective method, compensation expense includes:
•	Share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, (“SFAS 123”) “Accounting for Stock-Based Compensation.”

•	Share-based payments granted subsequent to January 1, 2006, based on the fair value estimated in accordance with the provisions of SFAS 123(R).
The cumulative effect, net of tax, of adoption of SFAS 123(R) was $4 million or $0.03 per share as of January 1, 2006. The Company recorded $13 million, or $0.10 per share, of incremental compensation expense during the year ended December 31, 2006 under SFAS 123(R) when compared to the amount that would have been recorded under

SFAS 123. Additional disclosures required by SFAS 123(R) regarding the Company’s stock-based compensation plans and related accounting are provided in Note 7 “Stock-Based Compensation.”
Prior to the adoption of SFAS 123(R) and effective January 1, 2003, the Company began expensing the fair value of stock-based awards granted to employees pursuant to SFAS 123. This standard was adopted on the prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, the Company measured compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” as permitted by SFAS 123.
If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, the Company’s reported net loss and net loss per share would have resulted in the pro forma amounts provided below:

2005
(Dollars in Millions,
Except Per Share
Amounts)
Net loss, as reported	$(270)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	20
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(21)

Pro forma net loss	$(271)

Net loss per share
As reported:
Basic and diluted	$(2.14)
Pro forma:
Basic and diluted	$(2.15)
Recent Accounting Pronouncements: In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R) (“SFAS 141(R)”), “Business Combinations” and Statement of Financial Accounting Standards No. 160 (“SFAS 160”) “Non-controlling Interests in Consolidated Financial Statements, an amendment to ARB No. 51.” These new standards will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact of these pronouncements on its consolidated financial statements.
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” SFAS 159 permits measurement of financial instruments and certain other items at fair value. SFAS 159 is designed to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year after November 15, 2007. The Company is currently evaluating the impact of this statement on its consolidated financial statements.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” This statement, which becomes effective January 1, 2008, defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. The FASB has provided a one-year deferral for the implementation of FASB 157 for other non-financial assets and liabilities. An exposure draft will be issued for comment in the near future on the partial deferral. The Company is currently evaluating the impact of this statement on its consolidated financial statements.
In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS 156’’), “Accounting for Servicing of Financial Assets.’’ This statement amends Statement of Financial Accounting Standards No. 140, (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Company adopted SFAS 156 as of January 1, 2007 without a material impact on its consolidated financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments” which amends Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivatives Instruments and Hedging Activities” and SFAS 140. SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. The Company adopted SFAS 155 as of January 1, 2007 without a material impact on its consolidated financial statements.
In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”) “Accounting for Income Taxes” and prescribes a recognition threshold and measurement process for recording in financial statements tax positions taken or expected to be taken in a tax return. The evaluation of a tax position under FIN 48 is a two-step process. The first step requires an entity to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. For those positions that meet the more likely than not recognition threshold, the second step requires measurement of the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company adopted the provisions of FIN 48 effective January 1, 2007, without a material impact to the Company’s consolidated financial statements.
NOTE 3. Discontinued Operations
In March 2007, the Company entered into a Master Asset and Share Purchase Agreement (“MASPA”) to sell certain assets and liabilities associated with the Company’s chassis operations (the “Chassis Divestiture”). The Company’s chassis operations are primarily comprised of suspension, driveline and steering product lines and include facilities located in Dueren and Wuelfrath, Germany, Praszka, Poland and Sao Paulo, Brazil. Collectively, these operations recorded sales for the year ended December 31, 2006 of approximately $600 million. The Chassis Divestiture, while representing a significant portion of the Company’s chassis operations, did not result in the complete exit of any of the affected product lines.
Effective May 31, 2007, the Company ceased to produce brake components at its Swansea, UK facility, which resulted in the complete exit of the Company’s global suspension product line. Accordingly, the results of operations of the Company’s global suspension product line have been reclassified to “Loss from discontinued operations, net of tax” in the consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005.
A summary of the results of discontinued operations is provided in the table below.

	Year Ended December 31
	2007	2006	2005
	(Dollars in Millions)
Net product sales	$50	$165	$226
Cost of sales	63	184	236

Gross margin	(13)	(19)	(10)
Selling, general and administrative expenses	1	3	1
Asset impairments	12	—	7
Gain on ACH Transactions	—	—	10
Restructuring expenses	10	2	—
Reimbursement from Escrow Account	12	2	—

Loss from discontinued operations, net of tax	$(24)	$(22)	$(8)

NOTE 4. Restructuring Activities
The Company has undertaken various restructuring activities to achieve its strategic and financial objectives. Restructuring activities include, but are not limited to, plant closures, production relocation, administrative cost structure realignment and consolidation of available capacity and resources. In addition to its ongoing operating cash needs, the Company expects to finance restructuring programs through cash reimbursement from an escrow account established pursuant to the ACH Transactions, from cash generated from its ongoing operations, or through cash available under its existing debt agreements, subject to the terms of applicable covenants.
Escrow Agreement
Pursuant to the Escrow Agreement, dated as of October 1, 2005, among the Company, Ford and Deutsche Bank Trust Company Americas, Ford paid $400 million into the escrow account for use by the Company to restructure its businesses. The Escrow Agreement provides that the Company will be reimbursed from the escrow account for the first $250 million of reimbursable restructuring costs, as defined in the Escrow Agreement, and up to one half of the next $300 million of such costs. Cash in the escrow account is invested, at the direction of the Company, in high quality, short-term investments and related investment earnings are credited to the account as earned. Investment earnings of $28 million became available to reimburse the Company’s restructuring costs following the use of the first $250 million of available funds. Investment earnings on the remaining $150 million will be available for reimbursement after full utilization of those funds. The following table provides a reconciliation of amounts available in the escrow account.

	Year Ended	Inception through
	December 31, 2007	December 31, 2007
	(Dollars in Millions)
Beginning escrow account available	$319	$400
Add: Investment earnings	11	32
Deduct: Disbursements for restructuring costs	(186)	(288)

Ending escrow account available	$144	$144

Approximately $22 million and $55 million of amounts receivable from the escrow account were classified in “Other current assets” in the Company’s consolidated balance sheets as of December 31, 2007 and 2006, respectively.
Restructuring Reserves
The following is a summary of the Company’s consolidated restructuring reserves and related activity for the years ended December 31, 2007, 2006 and 2005, respectively. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs. Information in the table below includes amounts associated with the Company’s discontinued operations.

	Interiors	Climate	Electronics	Other	Total
	(Dollars in Millions)
December 31, 2004	$3	$1	$—	$118	$122
Expenses	—	—	5	21	26
Liability transferred to ACH	—	—	—	(61)	(61)
Utilization	(3)	(1)	(1)	(68)	(73)

December 31, 2005	—	—	4	10	14
Expenses	24	31	16	24	95
Utilization	(6)	(10)	(18)	(22)	(56)

December 31, 2006	18	21	2	12	53
Expenses	66	27	9	60	162
Utilization	(26)	(25)	(4)	(48)	(103)

December 31, 2007	$58	$23	$7	$24	$112

Restructuring reserve balances of $87 million and $53 million at December 31, 2007 and 2006, respectively, are classified as “Other current liabilities” on the consolidated balance sheets. The Company anticipates that the activities associated with the restructuring reserve balance as of December 31, 2007 will be substantially completed by the end of 2008. Other restructuring reserves of $25 million are classified as “Other non-current liabilities” on the consolidated balance sheet as of December 31, 2007 and relate to employee benefits that are probable and estimable but for which associated activities will not be completed until 2009.
Utilization includes $79 million, $49 million and $66 million of payments for severance and other employee termination benefits for the years ended December 31, 2007, 2006 and 2005, respectively. Utilization also includes $16 million, $7 million and $7 million in 2007, 2006 and 2005, respectively, of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans. For the year ended December 31, 2007, utilization also includes $8 million in payments related to contract termination and equipment relocation costs.
Estimates of restructuring costs are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the plan are not likely. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated.
2007 Restructuring Actions
During the year ended December 31, 2007 the Company recorded restructuring expenses of $162 million under the previously announced multi-year improvement plan. Pursuant to the terms of the Escrow Agreement, approximately $100 million of these costs were fully reimbursable, while $62 million of these costs were reimbursable at a rate of fifty percent as the Company entered into the cost-sharing portion of the agreement in the fourth quarter of 2007.
The Company estimates that the total cash cost associated with the multi-year improvement plan will be approximately $555 million. However, the Company continues to achieve targeted reductions at a lower cost than anticipated due to higher levels of employee attrition and lower per employee benefits resulting from changes to certain employee benefit plans. The Company expects that approximately $420 million of cash costs incurred under the multi-year improvement plan will be reimbursed from the escrow account pursuant to the terms of the Escrow Agreement. While the Company anticipates full utilization of funds available under the Escrow Agreement, any amounts remaining in the escrow account after December 31, 2012 will be disbursed to the Company pursuant to the terms of the Escrow Agreement. It is possible that actual cash restructuring costs could vary significantly from the Company’s estimates resulting in unexpected costs in future periods. Generally, charges are recorded as elements of the plan are finalized and the timing of activities and the amount of related costs are not likely to change.
The Company has incurred $275 million in cumulative restructuring costs related to the multi-year improvement plan including $97 million, $90 million, $58 million and $30 million for the Other, Interiors, Climate and Electronics product groups respectively. Substantially all restructuring expenses recorded to date relate to employee severance and termination benefit costs and are classified as “Restructuring expenses” on the consolidated statements of operations. As of December 31, 2007, the restructuring reserve balance of $112 million is entirely attributable to the multi-year improvement plan.
Significant restructuring actions for the year ended December 31, 2007 include the following:
•	$31 million of employee severance and termination benefit costs associated with the elimination of approximately 300 salaried positions.
•	$27 million of employee severance and termination benefit costs for approximately 300 employees at a European Interiors facility related to the announced 2008 closure of that facility.
•	$21 million of employee severance and termination benefit costs for approximately 600 hourly and 100 salaried employees related to the announced 2008 closure of a North American Other facility.
•	$14 million was recorded related to the December 2007 closure of a North American Climate facility for employee severance and termination benefits, contract termination and equipment move costs.
•	$12 million of expected employee severance and termination benefit costs associated with approximately 100 hourly employees under a plant efficiency action at a European Climate facility.
•	$10 million of employee severance and termination benefit costs associated with the exit of brake manufacturing operations at a European Other facility. Approximately 160 hourly and 20 salaried positions were eliminated as a result of this action.
•	$10 million of employee severance and termination benefit costs were recorded for approximately 40 hourly and 20 salaried employees at various European facilities.

In addition to the above announced actions the Company recorded an estimate of expected employee severance and termination benefit costs of approximately $34 million for the probable payment of such post-employment benefit costs in connection with the multi-year improvement plan.
Approximately $66 million and $25 million of reserves related to these activities were classified as “Other current liabilities” and “Other non-current liabilities”, respectively on the consolidated balance sheet as of December 31, 2007.
2006 Restructuring Actions
During 2006 the Company incurred restructuring expenses of $95 million under the multi-year improvement plan, including the following significant actions:
•	$20 million in employee severance and termination benefit costs related to the 2007 closure of a North American Climate manufacturing facility. These costs are associated with approximately 170 salaried and 750 hourly employees.
•	$19 million in employee severance and termination benefit costs related to an announced plan to reduce the Company’s salaried workforce in higher cost countries. These costs are associated with approximately 800 salaried positions.
•	$9 million in employee severance and termination benefit costs related to certain hourly employee headcount reductions attributable to approximately 600 employees at Climate facilities in North America and 70 employees at certain European manufacturing facilities.
•	$7 million related to the announced closure of a European Interiors manufacturing facility. Costs include employee severance and termination benefits for approximately 150 hourly and salaried employees and certain non-employee related costs associated with closing the facility.
•	$7 million of employee severance and termination benefit costs related to a workforce reduction effort at a European Interiors manufacturing facility. These costs relate to approximately 110 hourly employees.
•	$6 million related to workforce reduction activities in Electronics manufacturing facilities in Mexico and Portugal. These costs include employee severance and termination benefits for approximately 500 hourly and 50 salaried employees.
•	$6 million related to a restructuring initiative at a North American Electronics manufacturing facility. These costs include severance and termination benefit costs for approximately 1,000 employees.
•	$5 million related to the announced closure of a North American Interiors manufacturing facility, including employee severance and termination benefit costs for 265 hourly employees, 26 salaried employees, and a lease termination penalty.
•	$3 million related to the closure of a North American Climate manufacturing facility, including severance and termination benefit costs for approximately 350 hourly and salaried employees.
Approximately $21 million and $53 million of reserves related to these activities were classified as “Other current liabilities” on the consolidated balance sheets as of December 31, 2007 and 2006, respectively.
2005 Restructuring Actions
During 2005, the Company incurred restructuring expenses of $26 million which included the following significant actions:
•	$14 million of employee severance and termination benefit costs associated with programs offered at various Mexican and European facilities affecting approximately 700 salaried and hourly positions.
•	$7 million related to the continuation of a voluntary termination incentive program offered during the fourth quarter of 2004 to eligible U.S. salaried employees. Terms of the program required the effective termination date to be no later than March 31, 2005, unless otherwise mutually agreed. Through March 31, 2005, 409 employees voluntarily elected to participate in this program, including 35 employees during the first quarter of 2005. As of December 31, 2005, substantially all of the employees had terminated their employment.
•	$6 million for employee severance and termination benefit costs associated with the closure of certain North American facilities located in the U.S., Mexico and Puerto Rico related to approximately 100 salaried employees and 400 hourly employees.
Previously recorded restructuring reserves of $61 million were transferred to ACH as the Company was relieved, pursuant to the ACH Transactions, from fulfilling the remaining obligations to Ford for the transfer of seat production from the Company’s Chesterfield, Michigan operation to another supplier. Approximately $14 million of reserves related to these activities were classified as “Other current liabilities” on the consolidated balance sheet as of December 31, 2005. These reserves were fully utilized as of December 31, 2006.
NOTE 5. Asset Impairments
Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires that long-lived assets and intangible assets subject to amortization are reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values.
In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. The Company considers projected future undiscounted cash flows, trends and other factors in its assessment of whether impairment conditions exist. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such factors as future automotive production volumes, customer pricing, economics and productivity and cost saving initiatives, could significantly affect its estimates. In determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.
The Company recorded asset impairment charges of $95 million, $22 million and $1,504 million for the years ended December 31, 2007, 2006 and 2005, respectively, to adjust certain long-lived assets to their estimated fair values.
2007 Impairment Charges
During the fourth quarter of 2007 the Company recorded impairment charges of $16 million to reduce the net book value of long-lived assets associated with the Company’s fuel products to their estimated fair value. This amount was recorded pursuant to impairment indicators including lower than anticipated current and near term future customer volumes and the related impact on the Company’s current and projected operating results and cash flows resulting from a change in product technology.
During the third quarter of 2007, the Company completed the sale of its Visteon Powertrain Control Systems India (“VPCSI”) operation located in Chennai, India. The Company determined that assets subject to the VPCSI divestiture including inventory, intellectual property, and real and personal property met the “held for sale” criteria of SFAS 144. Accordingly, these assets were valued at the lower of carrying amount or fair value less cost to sell, which resulted in asset impairment charges of approximately $14 million.
During the first quarter of 2007, the Company determined that assets subject to the Chassis Divestiture including inventory, intellectual property, and real and personal property met the “held for sale” criteria of SFAS 144. Accordingly, these assets were valued at the lower of carrying amount or fair value less cost to sell, which resulted in asset impairment charges of approximately $28 million.
In consideration of the MASPA and the Company’s announced exit of the brake manufacturing business at its Swansea, UK facility, an asset impairment charge of $16 million was recorded to reduce the net book value of certain long-lived assets at the facility to their estimated fair value in the first quarter of 2007. The Company’s estimate of fair value was based on market prices, prices of similar assets, and other available information.
During 2007 the Company entered into agreements to sell two Electronics buildings located in Japan. The Company determined that these buildings met the “held for sale” criteria of SFAS 144 and were recorded at the lower of carrying value or fair value less cost to sell, which resulted in asset impairment charges of approximately $15 million.
2006 Impairment Charges
During the second quarter of 2006 the Company announced the closure of a European Interiors facility. In connection with this action, the Company recorded an asset impairment of $10 million to reduce the net book value of certain long-lived assets to their estimated fair value. Also during the second quarter of 2006 and in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common

Stock,” the Company determined that an “other than temporary” decline in the fair market value of its investment in Vitro Flex, S.A. de C.V. (“Vitro Flex”) had occurred. Consequently, the Company reduced the carrying value of its investment in Vitro Flex by approximately $12 million to its estimated fair market value at June 30, 2006.
2005 Impairment Charges
During 2005 the Company recorded impairment charges of $1,511 million, including amounts related to discontinued operations, to reduce the net book value of certain long-lived assets to their estimated fair value. Approximately $591 of this amount was recorded pursuant to impairment indicators including lower than anticipated current and near term future vehicle production volumes and the related impact on the Company’s current and projected operating results and cash flows. Additionally, the Company recorded an impairment charge of $920 million to write-down certain assets considered “held for sale” pursuant to the ACH Transactions to their aggregate estimated fair value less cost to sell.
NOTE 6. Extraordinary Item
On April 27, 2006 the Company’s wholly-owned, consolidated subsidiary Carplastics, S.A. de C.V. acquired the real property, inventory, tooling and equipment of Guide Lighting Technologies of Mexico S. de R.L. de C.V., a lighting manufacturing facility located in Monterrey, Mexico. In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations,” the Company allocated the purchase price to the assets and liabilities acquired. The sum of the amounts assigned to the assets and liabilities acquired exceeded the cost of the acquired entity and that excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired non-financial assets (i.e. property and equipment). An excess of $8 million remained after reducing to zero the amounts that otherwise would have been assigned to the non-financial assets and was recorded as an extraordinary gain in the accompanying consolidated financial statements.
NOTE 7. Stock-Based Compensation
During the year-ended December 31, 2007, the Company recorded a benefit of approximately $11 million due to a decrease in the market value of the Company’s common stock. The Company recorded compensation expense including the cumulative effect of a change in accounting, for various stock-based compensation awards issued pursuant to the plans described below in the amounts of $58 million and $20 million, for the years ended December 31, 2006 and 2005, respectively. No related income tax benefits were recorded during the years ended December 31, 2007, 2006 and 2005. During 2007, the Company received $7 million of cash from the exercise of share-based compensation instruments and paid $21 million to settle share-based compensation instruments.
Stock-Based Compensation Plans
The Visteon Corporation 2004 Incentive Compensation Plan (“2004 Incentive Plan”) as approved by shareholders, is administered by the Organization and Compensation Committee of the Board of Directors and provides for the grant of incentive and nonqualified stock options, stock appreciation rights (“SARs”), performance stock rights, restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and stock and various other rights based on common stock. The maximum number of shares of common stock that may be subject to awards under the 2004 Incentive Plan is approximately 22 million shares. During the year ended December 31, 2007, the Company granted approximately 1 million RSUs, 3 million SARs, 25,000 RSAs and 2 million stock options under the Incentive Plan. At December 31, 2007, there were approximately 7 million shares of common stock available for grant under the 2004 Incentive Plan. Effective June 14, 2007, the 2004 Incentive Plan was amended to allow the Company to utilize net exercise settlement of stock options. Under a net exercise provision, an option holder is permitted to exercise an option without paying any cash. Instead, the option holder “pays” the exercise price by forfeiting shares subject to the option, based on the value of the underlying shares.
The Visteon Corporation Employees Equity Incentive Plan (“EEIP”) as approved by shareholders is administered by the Organization and Compensation Committee of the Board of Directors and provides for the grant of nonqualified stock options, restricted stock awards, and various other rights based on common stock. The maximum number of shares of common stock that may be subject to awards under the EEIP is approximately 7 million shares. During the year ended December 31, 2007, the Company granted approximately 65,000 RSAs under the EEIP. At December 31, 2007, there were approximately 2 million shares of common stock available for grant under EEIP.
The Visteon Corporation Non-Employee Director Stock Unit Plan provides for the automatic annual grant of RSUs to non-employee directors. RSUs awarded under the Non-Employee Director Stock Unit Plan vest immediately but are settled after the participant terminates service as a non-employee director of the Company.

Stock-Based Compensation Awards
The Company’s stock-based compensation awards take the form of stock options, SARs, RSAs and RSUs.
•	Stock options and SARs granted under the aforementioned plans have an exercise price equal to the average of the highest and lowest prices at which the Company’s common stock was traded on the New York Stock Exchange on the date of grant, and become exercisable on a ratable basis over the vesting period. Stock options and SARs granted prior to January 1, 2004, expire 10 years after the grant date. Stock options and SARs granted after December 31, 2003 and prior to January 1, 2007 expire five years following the grant date. Stock options and SARs granted after December 31, 2006 expire seven years following the grant date. Stock options are settled in shares of the Company’s common stock upon exercise and are recorded in the Company’s consolidated balance sheets under the caption “Additional paid-in capital.” SARs are settled in cash and result in the recognition of a liability representing the vested portion of the obligation. As of December 31, 2007 and 2006, approximately $10 million and $31 million, respectively, of such liability is recorded in the Company’s consolidated balance sheets under the caption “Other non-current liabilities.”
•	RSAs and RSUs granted under the aforementioned plans vest after a designated period of time (“time-based”), which is generally one to five years, or upon the achievement of certain performance goals (“performance-based”) following the completion of a performance period, which is generally two or three years. RSAs are settled in shares of the Company’s common stock upon the lapse of restrictions on the underlying shares. Accordingly, such amount is recorded in the Company’s consolidated balance sheets under the caption “Additional paid-in capital.” RSUs awarded under the 2004 Incentive Plan are settled in cash and result in the recognition of a liability representing the vested portion of the obligation. As of December 31, 2007 and 2006, approximately $8 million and $17 million, respectively, of the current portion of such liability are recorded in the Company’s consolidated balance sheets under the caption “Accrued employee liabilities.” As of December 31, 2007 and 2006, approximately $6 million and $15 million, respectively, of the long-term portion of such liability are recorded under the caption “Other non-current liabilities.”
Upon exercise of stock-based compensation awards settled in shares of Company stock, the Company’s policy is to deliver such shares on a net-settled basis utilizing available treasury shares, purchasing treasury shares or newly issuing shares in accordance with the terms of approved stock-based compensation agreements. In December 2007, the Company’s board of directors authorized a share repurchase program of up to 2 million shares of Company common stock, which may be repurchased over the following 24 months to fund ongoing employee compensation and benefit plan obligations. Purchases under the program will be funded from Visteon’s existing cash balance. Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws. The timing, amount, manner and price of repurchases, if any, will be determined by Visteon, at its discretion, and will depend upon, among other things, the stock price, economic and market conditions and such other factors as Visteon considers appropriate. The program may be extended, suspended or discontinued at any time, without notice.
Fair Value Estimation Methodology and Assumptions
The fair value of RSAs and RSUs is based on the period-ending market price of the Company’s common stock, while the fair value of stock options and SARs is determined at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires management to make various assumptions including the expected term, expected volatility, risk-free interest rate, and dividend yield. The expected term represents the period of time that stock-based compensation awards granted are expected to be outstanding and is estimated based on considerations including the vesting period, contractual term and anticipated employee exercise patterns. Expected volatility is based on the historical volatility of the Company’s stock. The risk-free rate is based on the U.S. Treasury yield curve in relation to the contractual life of stock-based compensation instrument. The dividend yield assumption is based on historical patterns and future expectations for Company dividends.

Weighted average assumptions used to estimate the fair value of stock-based compensation awards as of December 31, are as follows:

	SARs		Stock Options *
	2007	2006	2007	2006
Expected term (in years)	2.76	2.75	4-6	4
Expected volatility	62.3%	59.0%	59.0%	57.0%
Risk-free interest rate	3.22%	4.72%	4.55%-4.70%	5.1%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

*	Assumptions at grant date
Stock Appreciation Rights and Stock Options
The following is a summary of the range of exercise prices for stock options and SARs that are currently outstanding and that are currently exercisable at December 31, 2007:

	Stock Options			Stock Options
	and SARs Outstanding			and SARs Exercisable
		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining Life	Exercise Price	Exercisable	Exercise Price
	(In Thousands)	(In Years)		(In Thousands)
$3.00 - $7.00	9,794	3.2	$5.88	5,995	$6.20
$7.01 - $12.00	7,298	4.5	$9.29	2,559	$9.88
$12.01 - $17.00	3,835	3.4	$13.44	3,835	$13.44
$17.01 - $22.00	1,966	3.3	$17.46	1,966	$17.46

	22,893			14,355

The intrinsic value of stock options and SARs outstanding and exercisable was zero at December 31, 2007. The weighted average fair value of SARs granted was $1.65 and $5.25 at December 31, 2007 and 2006, respectively. The weighted average fair value of stock options granted was $4.90, $2.79 and $2.48 at December 31, 2007, 2006 and 2005, respectively.
As of December 31, 2007, there was approximately $2 million and $2 million of total unrecognized compensation cost related to non-vested stock options and SARs, respectively, granted under the Company’s stock-based compensation plans. That cost is expected to be recognized over a weighted average period of approximately one year. A summary of activity, including award grants, exercises and forfeitures is provided below for stock options and SARs.

		Weighted		Weighted
		Average		Average
	Stock Options	Exercise Price	SARs	Exercise Price
	(In Thousands)		(In Thousands)
Outstanding at December 31, 2004	14,168	$11.24	2,111	$9.90
Granted	2,567	$6.32	4,408	$6.35
Exercised	(442)	$6.63	(2)	$9.90
Forfeited or expired	(1,279)	$9.54	(414)	$8.47

Outstanding at December 31, 2005	15,014	$10.68	6,103	$7.43
Granted	41	$5.79	4,719	$4.78
Exercised	(873)	$6.62	(434)	$6.25
Forfeited or expired	(1,217)	$12.41	(1,118)	$6.46

Outstanding at December 31, 2006	12,965	$10.77	9,270	$6.30
Granted	1,976	$8.98	3,151	$8.94
Exercised	(965)	$6.51	(1,219)	$5.68
Forfeited or expired	(1,048)	$10.86	(1,237)	$6.50

Outstanding at December 31, 2007	12,928	$10.80	9,965	$7.19
Less: Outstanding but not exercisable at December 31, 2007	2,361		6,177

Exercisable at December 31, 2007	10,567	$11.35	3,788	$7.51

Restricted Stock Units and Restricted Stock Awards
The weighted average grant date fair value of RSUs granted was $8.79 and $4.90 for the periods ended December 31, 2007 and 2006, respectively. The weighted average grant date fair value of RSAs was $7.75, $5.85 and $3.47 for the periods ended December 31, 2007, 2006 and 2005 respectively. The total fair value of RSAs vested during the periods ended December 31, 2007, 2006 and 2005 was approximately $10,000, $10 million and $6 million, respectively. As of December 31, 2007, there was approximately $300,000 and $6 million of total unrecognized compensation cost related to non-vested RSAs and RSUs, respectively, granted under the Company’s stock-based compensation plans. That cost is expected to be recognized over a weighted average period of approximately one year. A summary of activity, including award grants, vesting and forfeitures is provided below for RSAs and RSUs.

			Weighted Average
	RSAs	RSUs	Grant Date Fair Value
	(In Thousands)
Non-vested at December 31, 2004	4,180	2,360	$10.17
Granted	6	3,779	$6.96
Vested	(949)	(8)	$15.47
Forfeited	(1,020)	(532)	$10.57

Non-vested at December 31, 2005	2,217	5,599	$7.89
Granted	25	2,192	$4.90
Vested	(2,098)	(324)	$7.36
Forfeited	(19)	(804)	$6.70

Non-vested at December 31, 2006	125	6,663	$7.23
Granted	90	1,219	$8.73
Vested	(3)	(2,262)	$9.76
Forfeited	(120)	(1,047)	$7.45

Non-vested at December 31, 2007	92	4,573	$6.42

NOTE 8. Asset Securitizations
European Securitization
Effective August 14, 2006, the Company entered into a European accounts receivable securitization facility (“European Securitization”) that extends until August 2011 and provides up to $325 million in funding from the sale of trade receivables originating from Company subsidiaries located in Germany, Portugal, Spain, France and the UK (the “Sellers”). Under the European Securitization, trade receivables originated by the Sellers and certain of their subsidiaries are transferred to Visteon Financial Centre P.L.C. (the “Transferor”). The Transferor is a bankruptcy-remote qualifying special purpose entity. Trade receivables transferred from the Sellers are funded through cash obtained from the issuance of variable loan notes to third-party lenders and through subordinated loans obtained from a wholly-owned subsidiary of the Company, which represent the Company’s retained interest in the trade receivables transferred.
Transfers under the European Securitization, for which the Company receives consideration other than a beneficial interest, are accounted for as “true sales” under the provisions of Statement of Financial Accounting Standards No. 140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and are removed from the balance sheet. Transfers under the European Securitization, for which the Company receives a beneficial interest are not removed from the balance sheet and total $434 million and $482 million as of December 31, 2007 and 2006, respectively. Such amounts are recorded at fair value and are subordinated to the interests of third-party lenders. Securities representing the Company’s retained interests are accounted for as trading securities under Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”
Availability of funding under the European Securitization depends primarily upon the amount of trade receivables reduced by outstanding borrowings under the program and other characteristics of those trade receivables that affect their eligibility (such as bankruptcy or the grade of the obligor, delinquency and excessive concentration). As of December 31, 2007, approximately $248 million of the Company’s transferred trade receivables were considered eligible for borrowing under this facility, $99 million was outstanding and $149 million was available for funding. The Company recorded losses of $8 million and $2 million for the years ended December 31, 2007 and 2006, respectively related to trade receivables sold under the European Securitization.

The table below provides a reconciliation of changes in interests in account receivables transferred for the period.

	December 31
	2007	2006
	(Dollars in Millions)
Beginning balance	$482	$—
Receivables transferred	3,321	1,389
Proceeds from new securitizations	(41)	(76)
Proceeds from collections reinvested in securitization	(522)	(101)
Cash flows received on interests retained	(2,806)	(730)

Ending balance	$434	$482

The Sellers act as servicing agents and continue to service the transferred receivables for which they receive a monthly servicing fee based on the aggregate amount of the outstanding purchased receivables. The Company is required to pay a monthly fee to the lenders based on the unused portion of the European Securitization.
United States Securitization
In December 2005, the Company terminated its revolving accounts receivable securitization facility in the United States (“facility agreement”). Formerly, under this facility agreement, the Company could sell a portion of its U.S. account receivables from customers other than Ford to Visteon Receivables, LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then have sold, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to the Company or VRL. The conduit typically financed the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit was accounted for as a sale under the provisions of SFAS 140. When VRL sold an undivided interest to the conduit, VRL retained the remaining undivided interest. The carrying value of the remaining undivided interests approximated the fair market value of these receivables. The value of the undivided interest sold to the conduit was excluded from the Company’s consolidated balance sheets and reduced the accounts receivable balances. The Company performed the collection and administrative functions related to the accounts receivable.
At the time VRL sold the undivided interest to the conduit, the sale was recorded at fair market value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value was principally the estimated discount inherent in the facility agreement, which reflected the borrowing costs as well as fees and expenses of the conduit, and the length of time the receivables were expected to be outstanding. Gross proceeds from new securitizations were $237 million during the year ended December 31, 2005. Collections and repayments to the conduit were $292 million during the year ended December 31, 2005. This resulted in net payments and net proceeds of $55 million for the year ended December 31, 2005. Losses on the sale of these receivables was approximately $1 million for the year ended December 31, 2005 and are included under the caption “Selling, general and administrative expenses” in the Company’s consolidated statements of operations.
Other
During 2006 and 2005, the Company sold account receivables without recourse under a European sale of receivables agreement. As of December 31, 2006 and 2005, the Company had sold approximately 62 million Euro ($81 million) and 99 million Euro ($117 million), respectively. This European sale of receivables agreement was terminated in December 2006. Losses on these receivable sales were approximately $3 million and $2 million for the years ended December 31, 2006 and 2005, respectively.
As of December 31, 2005, the Company had sold 830 million Japanese Yen ($7 million) of account receivables, without recourse, under a Japanese sale of receivables agreement initiated in the first quarter of 2005. This Japanese sale of receivables agreement was terminated in January 2006.

NOTE 9. Inventories
Inventories consist of the following components:

	December 31
	2007	2006
	(Dollars in Millions)
Raw materials	$159	$154
Work-in-process	224	266
Finished products.	160	157

	543	577
Valuation reserves	(48)	(57)

	$495	$520

NOTE 10. Other Assets
Other current assets are summarized as follows:

	December 31
	2007	2006
	(Dollars in Millions)
Recoverable taxes	$88	$107
Current deferred tax assets	47	47
Deposits	30	23
Prepaid assets	28	22
Escrow receivable	22	55
Other	20	19

	$235	$273

Other non-current assets are summarized as follows:

	December 31
	2007	2006
	(Dollars in Millions)
Non-current deferred tax assets	$39	$45
Unamortized debt costs and other intangible assets	33	35
Notes and other receivables	11	13
Other	39	22

	$122	$115

NOTE 11. Non-Consolidated Affiliates
The Company had $218 million and $224 million of equity in the net assets of non-consolidated affiliates at December 31, 2007 and 2006, respectively. The Company recorded equity in net income of non-consolidated affiliates of $47 million, $33 million and $25 million at December 31, 2007, 2006 and 2005, respectively. The following table presents summarized financial data for such non-consolidated affiliates. The amounts included in the table below represent 100% of the results of operations of the Company’s non-consolidated affiliates accounted for under the equity method. Yanfeng Visteon Automotive Trim Systems Co., Ltd (“Yanfeng”), of which the Company owns a 50% interest, is considered a significant non-consolidated affiliate and is shown separately below.
Summarized balance sheet data as of December 31 is as follows:

	Yanfeng		All Others
	(Dollars in Millions)
	2007	2006	2007	2006
Current assets	$382	270	$230	$217
Other assets	298	277	184	161

Total assets	680	547	414	378

Current liabilities	390	254	211	198
Other liabilities	70	54	23	18
Shareholders’ equity	220	239	180	162

Total liabilities and shareholders’ equity	$680	$547	$414	$378

Summarized statement of operations data for the years ended December 31 is as follows:

	Net Sales			Gross Margin			Net Income
	2007	2006	2005	2007	2006	2005	2007	2006	2005
	(Dollars in Millions)
Yanfeng	$937	$700	$497	$166	$121	$89	$68	$51	$30
All other	707	652	600	106	94	88	26	16	22

	$1,644	$1,352	$1,097	$272	$215	$177	$94	$67	$52

The Company’s share of net assets and net income is reported in the consolidated financial statements as “Equity in net assets of non-consolidated affiliates” on the consolidated balance sheets and “Equity in net income of non-consolidated affiliates” on the consolidated statements of operations. Included in the Company’s accumulated deficit is undistributed income of non-consolidated affiliates accounted for under the equity method of approximately $99 million and $117 million at December 31, 2007 and 2006, respectively.
Restricted net assets related to the Company’s consolidated subsidiaries were approximately $85 million and $70 million, respectively as of December 31, 2007 and 2006. Restricted net assets related to the Company’s non-consolidated affiliates were approximately $218 million and $224 million, respectively as of December 31, 2007 and 2006. Restricted net assets of consolidated subsidiaries are attributable to the Company’s operations in China, where certain regulatory requirements and governmental restraints result in significant restrictions on the Company’s consolidated subsidiaries ability to transfer funds to the Company.
NOTE 12. Property and Equipment
Property and equipment, net consists of the following:

	December 31
	2007	2006
	(Dollars in Millions)
Land	$95	$112
Buildings and improvements	1,083	1,221
Machinery, equipment and other	3,894	4,065
Construction in progress	146	125

Total property and equipment	5,218	5,523
Accumulated depreciation	(2,573)	(2,653)

	2,645	2,870
Product tooling, net of amortization	148	164

Property and equipment, net	$2,793	$3,034

Property and equipment is depreciated principally using the straight-line method of depreciation over the estimated useful life of the asset. Generally, buildings and improvements are depreciated over a 30-year estimated useful life and machinery, equipment and other assets are depreciated over estimated useful lives ranging from 5 to 15 years. Product tooling is amortized using the straight-line method over the estimated life of the tool, generally approximating five years.
Depreciation and amortization expenses are summarized as follows:

	Year Ended December 31
	2007	2006	2005
	(Dollars in Millions)
Depreciation	$425	$377	$508
Amortization	47	53	87

	$472	$430	$595

The Company recorded approximately $50 million and $5 million of accelerated depreciation expense for the years ended December 31, 2007 and 2006, respectively, representing the shortening of estimated useful lives of certain assets (primarily machinery and equipment) in connection with the Company’s restructuring activities.

NOTE 13. Other Liabilities
Other current liabilities consist of the following:

	December 31
	2007	2006
	(Dollars in Millions)
Restructuring reserves	$87	$53
Accrued interest payable	62	53
Product warranty and recall reserves	54	53

Non-income taxes payable	34	31
Income taxes payable	13	23

Other accrued liabilities	101	107

	$351	$320

Other non-current liabilities consist of the following:

	December 31
	2007	2006
	(Dollars in Millions)
Income tax reserves	$154	$57
Non-income taxes payable	80	106
Deferred income	63	56
Product warranty and recall reserves	54	52
Restructuring reserves	25	—
Other accrued liabilities	52	47

	$428	$318

In connection with the ACH Transactions, the Company sold to and leased-back from Ford certain land and buildings. The leases have 6-year terms with rental payments that are significantly below market rates, which represents continuing involvement under Statement of Financial Accounting Standards No. 98, “Accounting for Leases.” Accordingly, the resulting gain on the sale of the land and buildings of $42 million has been deferred and will be recognized upon termination of continuing involvement. Additionally, the Company had deferred gains on other sale/leaseback transactions of $15 million and $9 million as of December 31, 2007 and 2006 respectively which will be recognized during the remaining lease terms of up to six years on these facilities.
NOTE 14. Debt
The Company had $95 million and $2,745 million of outstanding short-term debt and long-term debt, respectively, at December 31, 2007. Short-term debt and long-term debt at December 31, including the fair market value of related interest rate swaps, was as follows:

		Weighted
		Average
		Interest Rate		Carrying Value
	Maturity	2007	2006	2007	2006
	(Dollars in Millions)
Short-term debt
Current portion of long-term debt		5.8%	6.3%	$44	$31
Other — short-term		5.5%	6.3%	51	69

Total short-term debt				95	100

Long-term debt
8.25% notes due August 1, 2010	2010	8.4%	8.4%	553	550
Term loan due June 13, 2013	2013	8.5%	8.5%	1,000	1,000
Term loan due December 13, 2013	2013	8.6%	—	500	—
7.00% notes due March 10, 2014	2014	7.7%	7.4%	449	439
Other	2009-2025	5.6%	5.4%	243	139

Total long-term debt				2,745	2,128

Total debt				$2,840	$2,228

2007 Debt Transactions
On November 27, 2007, the Company’s 70% owned subsidiary, Halla Climate Control Corporation (“HCCC”), issued two separate unsecured bonds of 60 billion KRW and 70 billion KRW, due November 27, 2009 and 2010 respectively, for total proceeds of approximately $139 million. The proceeds from the new loan, combined with existing cash balances were used to subscribe for an ownership interest in a newly formed Korean company that holds interests in certain of the Company’s climate control operations in India, China and the United States. In December 2007 Visteon redeemed its ownership interest in the newly formed Korean company in exchange for approximately $292 million.
On April 10, 2007, the Company entered into an agreement to amend and restate its $1 billion seven-year term loan due June 13, 2013 (the “Amended Credit Agreement”) to provide an additional $500 million seven-year term loan, which will mature on December 13, 2013. Consistent with the existing term loan, the additional term loan bears interest at a Eurodollar rate plus 3%.
2006 Debt Transactions
On January 9, 2006 the Company closed on an 18-month term loan (the “18-Month Term Loan”) in the amount of $350 million to replace the Company’s $300 million short-term revolving credit agreement that expired on December 15, 2005. The 18-Month Term Loan was made a part of the Company’s existing Five-Year Revolving Credit Facility agreement, which was to expire in June 2007.
On June 13, 2006 the Company entered into a credit agreement with a syndicate of third-party lenders to provide for an $800 million seven-year term loan. The proceeds from that loan were used to repay borrowings and interest under the $350 million 18-Month Term Loan, the $241 million five-year term loan, and amounts outstanding under the Five-Year Revolving Credit Facility. Subsequent to closing on the new term loan, the Company initiated open market purchases of its 8.25% notes due 2010. The Company purchased $150 million of the 8.25% notes at an all-in weighted cost of 94.16% of par, resulting in a gain on early extinguishment of approximately $8 million.
On August 14, 2006 the Company entered into a revolving credit agreement (“Revolving Credit Agreement”) with a syndicate of financial institutions to provide for up to $350 million in revolving loans. The Revolving Credit Agreement replaced the Company’s Five-Year Revolving Credit Facility agreement that was to expire in June 2007.
On November 27, 2006 the Company increased the $800 million seven-year term due June 13, 2013 loan by $200 million, for a total of $1 billion outstanding as of December 31, 2006.
Revolving Credit
The Revolving Credit Agreement allows for total borrowings of up to $350 million. The amount of availability at any time is dependent upon various factors, including outstanding letters of credit, the amount of eligible receivables, inventory and property and equipment. Borrowings under the Revolving Credit Agreement bear interest based on a variable rate interest option selected at the time of borrowing. The Revolving Credit Agreement expires on August 14, 2011. As of December 31, 2007, there were no outstanding borrowings under the Revolving Credit Agreement. The total facility availability for the Company was $257 million with $159 million available for borrowings after consideration of $98 million of obligations under outstanding letters of credit.
Borrowings under the Revolving Credit Agreement are secured by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including real property, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of nearly all direct and indirect domestic subsidiaries (other than those domestic subsidiaries the sole assets of which are capital stock of foreign subsidiaries), as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries which secure the Company’s seven-year term loan agreement. The terms of the Revolving Credit Agreement limit the obligations secured by certain U.S. assets to ensure compliance with the Company’s bond indenture.
8.25% Notes due August 1, 2010
On August 3, 2000, the Company completed a public offering of unsecured fixed rate term debt securities, which included $700 million maturing on August 1, 2010. These securities bear interest at a stated rate of 8.25%, with interest payable semi-annually on February 1 and August 1, beginning on February 1, 2001. The unsecured term debt securities agreement contains certain restrictions including, among others, a limitation relating to liens and sale-

leaseback transactions, as defined in the agreement. The Company was in compliance with applicable restrictions as of December 31, 2007.
Seven-Year Term Loans due June 13, 2013 and December 13, 2013
The $1 billion seven-year term loan due June 13, 2013 is collateralized by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including intellectual property, intercompany debt, the capital stock of nearly all direct and indirect subsidiaries and 65% of the stock of certain foreign subsidiaries as well as a second-priority lien on substantially all other tangible and intangible assets of the Company and most of its domestic subsidiaries. The terms of the facility limits the obligation collateralized by certain U.S. assets to ensure compliance with the Company’s bond indenture. In addition, the terms of the facility limits the amount of dividends that the Company can pay. Borrowings under the $1 billion seven-year term loan bear interest based on a variable rate interest option selected at the time of borrowing.
Pursuant to the Amended Credit Agreement, the Company borrowed an additional $500 million under a seven-year term loan due December 13, 2013. Consistent with the $1 billion seven-year term loan due June 13, 2013, the additional $500 million seven-year term loan is collateralized by a first-priority lien on certain assets of the Company and domestic subsidiaries, as well as a limited number of foreign subsidiaries, including intellectual property, intercompany debt, the capital stock of nearly all direct and indirect subsidiaries, 65% of the stock of most foreign subsidiaries and 100% of the stock of certain foreign subsidiaries who act as guarantors, as well as a second-priority lien on substantially all other tangible and intangible assets of the Company and most of its domestic subsidiaries. The terms of the facility limits the obligation secured by certain U.S. assets to ensure compliance with the Company’s bond indenture. In addition, the terms of the facility limits the amount of dividends that the Company can pay. Borrowings under the additional $500 million seven-year term loan bear interest based on a variable rate interest option selected at the time of borrowing.
7.00% Notes due March 10, 2014
On March 10, 2004, the Company completed a public offering of unsecured fixed-rate term debt securities totaling $450 million with a maturity of 10 years. The securities bear interest at a stated rate of 7.00%, with interest payable semi-annually on March 10 and September 10, beginning on September 10, 2004. The securities rank equally with the Company’s existing and future unsecured fixed-rate term debt securities and senior to any future subordinated debt. The unsecured term debt securities agreement contains certain restrictions, including, among others, a limitation relating to liens and sale-leaseback transactions, as defined in the agreement. The Company was in compliance with applicable restrictions as of December 31, 2007.
Other Debt
As of December 31, 2007, the Company had additional debt facilities of $607 million, with $95 million and $243 million in short-term and long-term debt outstanding, respectively, consisting of credit facilities and capital leases for various affiliates and other obligations. Remaining availability on the credit facilities is approximately $270 million. Certain of these balances are related to a number of the Company’s non-U.S. operations, a portion of which are payable in non-U.S. currencies including, but not limited to the Euro, Thai Baht, and Korean Won.
Interest Rate Swaps
The Company has entered into interest rate swaps for a portion of the 8.25% notes due August 1, 2010 ($125 million) and a portion of the 7.00% notes due March 10, 2014 ($225 million). These interest rate swaps effectively convert the designated portions of these notes from fixed interest rate to variable interest rate instruments in connection with the Company’s risk management policies. These interest rate swaps have been designated as fair value hedges and the effect of marking these contracts to market has been recorded in the Company’s consolidated balance sheets as a direct adjustment to the underlying debt. The adjustment does not affect the results of operations unless the contract is terminated, in which case the resulting gain or loss on termination is recorded as a valuation adjustment of the underlying debt and is amortized to interest expense over the remaining life of the debt.
During 2006, the Company entered into interest rate swaps for a portion of the $1 billion seven-year term loan due 2013 ($200 million), effectively converting the designated portion of this loan from a variable interest rate to a fixed interest rate instrument. These interest rate swaps are accounted for as cash flow hedges with the effective portion of the gain or loss reported in the “Accumulated other comprehensive income/ (loss)” component of “Shareholders’ Deficit” in the Company’s consolidated balance sheets. The ineffective portion of these swaps is assessed based on the hypothetical derivative method and is recorded as interest expense in the Company’s consolidated statements of operations.
During the first quarter of 2005, the Company terminated interest rate swaps with a notional amount of $200 million related to the 8.25% notes due August 1, 2010 and received $7 million in cash. The fair value of the interest rate swaps at termination is deferred as part of the underlying debt and amortized as a reduction in interest expense over the remaining term of the debt.
NOTE 15. Employee Retirement Benefits
Visteon Sponsored Employee Retirement Plans
In the U.S., the Company’s hourly employees represented by certain collective bargaining groups earn noncontributory benefits based on employee service, while the Company’s U.S. salaried employees earn noncontributory pay related benefits. Certain of the non-U.S. subsidiaries sponsor separate plans that provide similar types of benefits to their employees. In general, the Company’s defined benefit plans are funded with the exception of certain supplemental benefit plans for executives and certain non-U.S. plans, primarily in Germany. The Company’s policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulation or union agreement.
Most U.S. salaried employees and certain non-U.S. employees are eligible to participate in defined contribution plans by contributing a portion of their compensation, which is partially matched by the Company. Matching contributions were suspended for the U.S. defined contribution plan effective January 1, 2002 and were reinstated on July 1, 2006. The expense related to matching contributions was approximately $8 million and $4 million in 2007 and 2006, respectively.
In December 2005, the Company approved changes to the U.S. salaried pension plans which became effective July 1, 2006 and service accruals for the previous pension benefit ceased as of June 30, 2006. The U.S. salaried pension plans no longer provide early retirement supplements to participants who retire after July 1, 2006. However, a cash balance benefit accrues for service earned after June 30, 2006. These changes resulted in a reduction to the projected benefit obligation (“PBO”) of $30 million which is being amortized as a reduction of retirement benefit expense over the estimated average remaining employee service lives.
In May 2007, the Company approved changes to the U.S. salaried pension plans which reduced disability retirement benefits. These changes resulted in a reduction to the PBO of approximately $20 million which is being amortized as a reduction of retirement benefit expense over the estimated average remaining service lives.
Visteon Sponsored Postretirement Employee Health Care and Life Insurance Benefits
In the U.S., the Company has a financial obligation for the cost of providing selected postretirement health care and life insurance benefits to its employees under Company sponsored plans. These plans generally pay for the cost of health care and life insurance for retirees and dependents, less retiree contributions and co-pays.
During January 2007, the Company communicated changes to the U.S. salaried postretirement health care plans which became effective June 1, 2007. These changes eliminate Company-sponsored prescription drug coverage for Medicare eligible salaried retirees, surviving spouses and dependents. These changes resulted in a reduction to the accumulated postretirement benefit obligation (“APBO”) of approximately $30 million which will be amortized as a reduction of postretirement employee benefit expense over the estimated average remaining employee service lives.
Ford Sponsored Employee Retirement Plans
Prior to the ACH Transactions, Visteon-assigned Ford-UAW employees participated in the Ford-UAW Retirement Plan, sponsored by Ford, and the Company reimbursed Ford for the related pension expense. Effective October 1, 2005 and in connection with the ACH Transactions, Ford assumed all wage and benefit accruals for Ford-UAW employees, eliminating further reimbursement to Ford from the Company related to these employees.
Ford Sponsored Postretirement Employee Health Care and Life Insurance Benefits
Effective October 1, 2005 and in connection with the ACH Transactions, Ford relieved the Company of all liabilities totaling approximately $2.2 billion for postretirement health care and life insurance related obligations for Visteon-assigned Ford-UAW employees and retirees and for salaried retirees who retired prior to May 24, 2005. In addition, the Company transferred the related assets of approximately $25 million to Ford. This relief was accounted for in accordance with Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” Because there were no contingently payable amounts relating to this obligation as of October 1, 2005, amounts currently forgiven and previously deferred amounts were recorded in the “Gain on ACH Transactions” in the 2005 consolidated statement of operations.
Ford will continue to charge the Company for the expense of postretirement health care and life insurance benefits that are provided by Ford to certain Company salaried employees who retire after May 24, 2005. The Company is required to fund the actual costs of these benefits as incurred by Ford for the salaried retirees through 2010. In addition, the Company has agreed to contribute funds to a trust to fund postretirement health care and life insurance benefits to be provided by Ford related to these salaried employees and retirees. The required funding is over a 39-year period beginning in 2011. The annual funding requirement during this period will be determined annually based upon amortization of the unfunded liabilities at year-end 2010 plus a portion of annual expense.
The benefit obligations below reflect the salaried plan changes announced by Ford in November 2006 and the effect of the ACH Transactions and are based upon Ford’s assumptions. The current and long-term benefit obligations and total net amount recognized in the balance sheets for the postretirement health care and life insurance benefits payable to Ford relating to participation by certain salaried employees were as follows:

	December 31
	2007	2006
	(Dollars in Millions)
Obligation for benefits to certain salaried employees	$81	$91
Unamortized gains associated with the obligation	40	36

Postretirement employee benefits payable to Ford	$121	$127

Adoption of Statement of Financial Accounting Standards No. 158 Measurement Date Provisions
Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” requires recognition of a net asset or liability representing the funded status of defined benefit pension and other postretirement benefit (“OPEB”) plans. In addition, SFAS 158 requires companies to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet. The Company adopted the recognition and disclosure provisions of SFAS 158 as of December 31, 2006 and the measurement provisions of this standard as of January 1, 2007.
The Company re-measured plan assets and obligations as of January 1, 2007 consistent with the provisions of SFAS 158, initially recording a reduction to its pension and OPEB liabilities of $100 million and $90 million, respectively, and an increase to accumulated other comprehensive income of $190 million. The Company also adjusted the January 1, 2007 retained earnings balance by approximately $34 million, representing the net periodic benefit costs for the period between September 30, 2006 and January 1, 2007 that would have been recognized on a delayed basis during the first quarter of 2007 absent the change in measurement date. The net periodic benefit costs for 2007 were based on this January 1, 2007 measurement or subsequent re-measurements. During the fourth quarter of 2007 the Company further reduced its pension liability by $20 million with a corresponding increase to accumulated other comprehensive income based on a revision of its re-measured pension obligation as of January 1, 2007. The revision had no impact on full year earnings and an immaterial impact on income as reported in each of the previous three quarters of 2007.

Benefit Expenses
The Company’s expense for retirement benefits is as follows:

	Retirement Plans						Health Care and Life
	U.S. Plans			Non-U.S. Plans			Insurance Benefits
	2007	2006	2005	2007	2006	2005	2007	2006	2005
	(Dollars in Millions, Except Percentages)
Costs Recognized in Income
Service cost	$23	$49	$62	$27	$35	$32	$6	$16	$38
Interest cost	71	73	72	72	70	66	32	42	65
Expected return on plan assets	(76)	(73)	(68)	(55)	(56)	(61)	—	—	—
Amortization of:
Transition obligation	—	—	—	—	1	1	—	—	—
Plan amendments	1	6	9	5	5	7	(47)	(49)	(15)
Losses and other	1	5	7	11	21	7	15	28	29
Special termination benefits	3	1	—	—	—	—	—	—	—
Curtailments	7	—	—	4	—	13	(58)	(51)	6
Settlements	—	—	—	32	(1)	—	—	—	—

Visteon sponsored plan net pension/ postretirement expense	30	61	82	96	75	65	(52)	(14)	123
Expense for Visteon-assigned Ford-UAW and certain salaried employees	6	(2)	85	—	—	—	(5)	(32)	168

Employee retirement benefit expenses excluding restructuring	$36	$59	$167	$96	$75	$65	$(57)	$(46)	$291

Retirement benefit related restructuring expenses
Special termination benefits	$6	$4	$—	$9	$1	$4	$—	$—	$—
Other	1	2	3	—	—	—	—	—	—

Total employee retirement benefit related restructuring expenses	$7	$6	$3	$9	$1	$4	$—	$—	$—

Weighted Average Assumptions Used for Expenses
Discount rate for expense	5.95%	5.70%	6.10%	5.05%	4.90%	5.50%	5.85%	5.70%	5.80%
Assumed long-term rate of return on assets	8.00%	8.50%	9.00%	6.50%	6.70%	7.50%	—	—	—
Initial health care cost trend rate							9.30%	9.80%	11.00%
Ultimate health care cost trend rate							5.00%	5.00%	5.00%
Year ultimate health care cost trend rate reached							2011	2010	2010

Curtailments and Settlements
Curtailment and settlement gains and losses are recorded in accordance with Statement of Financial Accounting Standards Nos. 88 (“SFAS 88”), “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and 106 (“SFAS 106”), “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and are classified in the Company’s consolidated statements of operations as “Cost of sales” or “Selling, general and administrative expenses”. Qualifying curtailment and settlement losses related to the Company’s restructuring activities are reimbursable under the terms of the Escrow Agreement.
During 2007 the Company recorded significant curtailments and settlements of its employee retirement benefit plans as follows:
•	Curtailment loss of $7 million related to employee retirement benefit obligations under certain U.S. retirement plans in connection with previously announced restructuring actions.
•	Settlement loss of $13 million related to employee retirement benefit obligations under certain German retirement plans for employees of the Dueren and Wuelfrath, Germany facilities, which were included in the Chassis Divestiture.
•	Settlement losses of $20 million related to employee retirement benefit obligations under Canadian retirement plans for employees of the Markham, Ontario facility, which was closed in 2002.
•	Curtailment loss of $4 million related to employee retirement benefit obligations for certain salaried employee reductions in the UK.
•	Curtailment gains of $58 million related to elimination of employee benefits associated with a U.S. OPEB plan in connection with employee headcount reductions under previously announced restructuring actions.
During 2006 the Company recorded significant curtailments and settlements of its employee retirement benefit plans as follows:
•	Effective January 1, 2006, Ford acquired two plants from ACH, which are located in Rawsonville, Michigan and Sterling Heights, Michigan. In connection with this transaction and the Salaried Employee Transition Agreement between the Company and Ford, certain salaried employees of the Company were transferred to Ford who were eligible for benefits or who had rights to benefits under Ford’s postretirement health care and life insurance plans. The Company recorded approximately $24 million related to the relief of postretirement benefits payable to Ford. Additionally, the Company recorded curtailment gains of approximately $48 million related to the reduction in expected years of future service in Visteon sponsored postretirement health care and life insurance and retirement plans.
•	Reduction of approximately 200 hourly employees at certain U.S. manufacturing facilities, resulted in a reduction in expected years of future service in the related retirement and postretirement health care plans. As a result, the Company recorded an OPEB curtailment gain of approximately $14 million and a pension curtailment loss of $3 million.
•	In connection with a plan to exit a North American manufacturing facility, the Company recorded a curtailment loss of $8 million. The curtailment loss reflects a reduction in expected years of future service in the related retirement plans.
During 2005, the Company recognized curtailment losses on its postretirement health care plans and non-U.S. retirement plans of $6 million primarily related to the closure of a Puerto Rican manufacturing facility and $13 million related to certain non-U.S. pensions, respectively.
Retirement Benefit Related Restructuring Expenses
In addition to normal employee retirement benefit expenses, the Company recorded $16 million, $7 million and $7 million for the years ended December 31, 2007, 2006 and 2005, respectively, for retirement benefit related restructuring charges. Such charges generally relate to special termination benefits, voluntary termination incentives, and pension losses and are the result of various restructuring actions as described in Note 4 “Restructuring Activities.” Retirement benefit related restructuring charges are recorded in accordance with SFAS 87, 88, 106, 112 and 158, are initially classified as restructuring expenses and are subsequently reclassified to retirement benefit expenses.

Assumed Health Care Trend Rate Sensitivity
The following table illustrates the sensitivity to a change in the assumed health care trend rate related to Visteon sponsored postretirement employee health care plan expense (excludes certain salaried employees that are covered by a Ford sponsored plan):

Total Service and
	Interest Cost	APBO
100 basis point increase in health care cost trend rates(a)	+$4 million	+$55 million
100 basis point decrease in health care cost trend rates(a)	—$3 million	—$47 million

(a)	Assumes all other assumptions are held constant.
Benefit Obligations

					Health Care and
	Retirement Plans				Life Insurance
	U.S. Plans		Non-U.S. Plans		Benefits
	2007	2006	2007	2006	2007	2006
	(Dollars in Millions, Except Percentages)
Change in Benefit Obligation
Benefit obligation — beginning	$1,224	$1,309	$1,566	$1,349	$667	$742
Effect of SFAS 158 adoption	17	—	(52)	—	(90)	—
Service cost	23	49	27	35	6	16
Interest cost	71	73	72	70	32	42
Participant contributions	—	5	8	10	1	1
Amendments/other	(19)	(29)	1	(2)	—	(2)
Actuarial (gain)/loss	(49)	(105)	(105)	(16)	(20)	(80)
Special termination benefits	9	1	9	4	—	—
Curtailments, net	(32)	(21)	(32)	(1)	(28)	(18)
Settlements	(1)	—	(183)	(3)	—	—
Foreign exchange translation	—	—	57	163	1	—
Divestitures	—	—	(70)	—	—	—
Benefits paid	(64)	(58)	(50)	(43)	(26)	(34)

Benefit obligation — ending	$1,179	$1,224	$1,248	$1,566	$543	$667

Change in Plan Assets
Plan assets — beginning	$960	$889	$1,002	$817	$—	$—
Effect of SFAS 158 adoption	29	—	24	—	—	—
Actual return on plan assets	78	69	45	72	—	—
Sponsor contributions	49	59	77	51	25	33
Participant contributions	—	5	8	10	1	1
Foreign exchange translation	—	—	38	98	—	—
Settlements	—	—	(171)	(3)	—	—
Divestitures	—	—	(36)	—	—	—
Benefits paid/other	(68)	(62)	(50)	(43)	(26)	(34)

Plan assets — ending	$1,048	$960	$937	$1,002	$—	$—

Funded Status of the Plans
Benefit obligations in excess of plan assets	$(131)	$(264)	$(311)	$(564)	$(543)	$(667)
Contributions	—	2	—	11	—	8
Special termination benefits/other	—	(4)	—	—	—	—

Net benefit obligation	$(131)	$(266)	$(311)	$(553)	$(543)	$(659)

Balance Sheet Classification
Other current assets	$—	$—	$—	$2	$—	$—
Other non-current assets	—	—	5	—	—	—
Accrued employee liabilities	(3)	(2)	(3)	(18)	(34)	(34)
Pension benefits	(128)	(264)	(313)	(537)	—	—
Postretirement benefits	—	—	—	—	(509)	(625)
Accumulated other comprehensive (income)/loss	(93)	20	212	421	(109)	(63)

The accumulated benefit obligation for all defined benefit pension plans was $2,246 million and $2,501 million at the 2007 and 2006 measurement dates. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for employee retirement plans with accumulated benefit obligations in excess of plan assets were $1,693 million, $1,605 million and $1,323 million, respectively, for 2007 and $2,240 million, $2,061 million and $1,512 million, respectively, for 2006.
Certain unrealized amounts related to the Company’s retirement, health care and life insurance benefit plans were included in “Accumulated other comprehensive income (loss)” on the Company’s consolidated balance sheet as of December 31, 2007, as follows:

			Health Care and
	Retirement Plans		Life Insurance
	U.S. Plans	Non-U.S. Plans	Benefits
Actuarial (gain)/loss	$(61)	$119	$175
Prior service (credit)/cost	(32)	46	(284)
Deferred taxes	—	47	—

	$(93)	$212	$(109)

Amounts included in “Accumulated other comprehensive income (loss)” as of December 31, 2007 that are expected to be realized in 2008 are as follows:

			Health Care and
	Retirement Plans		Life Insurance
	U.S. Plans	Non-U.S. Plans	Benefits
Actuarial (gain)/loss	$(1)	$1	$12
Prior service cost/(credit)	(1)	6	(66)

	$(2)	$7	$(54)

Assumptions used by the Company in determining its benefit obligations as of December 31, 2007 and 2006 were based on December 31 and September 30 measurement dates, respectively. Such assumptions are summarized in the following table.

					Health Care and
	Retirement Plans				Life Insurance
	U.S. Plans		Non-U.S. Plans		Benefits
	2007	2006	2007	2006	2007	2006
	(Dollars in Millions, Except Percentages)
Weighted Average Assumptions
Discount rate	6.25%	5.90%	5.70%	4.90%	6.05%	5.90%
Expected rate of return on assets	8.25%	8.00%	6.80%	6.40%	—	—
Rate of increase in compensation	3.75%	3.75%	3.30%	2.90%	—	—
Initial health care cost trend rate					9.00%	9.30%
Ultimate health care cost trend rate					5.00%	5.00%
Year ultimate health care cost trend rate reached					2013	2011
Measurement date	12/31	9/30	12/31	9/30	12/31	9/30
Contributions
During 2008, the Company’s expected contributions to its U.S. retirement plans and postretirement employee health care and life insurance plans are $19 million and $34 million, respectively. The Company’s expected 2008 contributions to non-U.S. retirement plans is $79 million. These are expected contributions and may be revised during 2008.

Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the Company plans; expected receipts from the Medicare Prescription Drug Act subsidy are also included below:

			Retiree Health and Life
				Medicare
	Pension Benefits		Gross	Subsidy
	U.S.	Non-U.S.	Payments	Receipts
	(Dollars in Millions)
2008	$62	$45	$36	$2
2009	65	43	41	2
2010	67	43	45	3
2011	66	43	47	3
2012	66	45	47	3
Years 2013 — 2017	343	238	240	20
During 2007 the Company’s Medicare subsidy receipts were approximately $2 million.
Plan Assets and Investment Strategy
Substantially all of the Company’s pension assets are managed by outside investment managers and held in trust by third-party custodians. The selection and oversight of these outside service providers is the responsibility of the Investment Committees and their advisors. The selection of specific securities is at the discretion of the investment manager and is subject to the provisions set forth by written investment management agreements and related policy guidelines regarding permissible investments, risk management practices and the use of derivative securities. Investment in debt or equity securities related to the Company or any of its affiliates is prohibited. Derivative securities may be used by investment managers as efficient substitutes for traditional securities, to reduce portfolio risks, or to hedge identifiable economic exposures. The use of derivative securities to create economic leverage to engage in unrelated speculation is expressly prohibited. The Company staff or its outside consultants verify compliance with these provisions at least quarterly.
The primary objective of the pension funds is to pay the plans’ benefit and expense obligations when due. Given the relatively long horizon of these obligations and their sensitivity to interest rates, the investment strategy is intended to improve the funded status of its U.S. and non-U.S. plans over time while maintaining a prudent level of risk. Risk is managed primarily by diversifying each plan’s target asset allocation across equity, fixed income securities and alternative investment strategies, and then maintaining the allocation within a specified range of its target. In addition, diversification across various investment subcategories within each plan is also maintained within specified ranges. The 2008 target allocation for the U.S. and one of the large non-U.S. plans reflect investment policy changes to more broadly diversify the funds’ asset mixes across traditional and alternative asset classes and strategies, as well as more closely align the term structure of their assets and liabilities.
The Company’s retirement plan asset allocation at December 31, 2007 and September 30, 2006 and target allocation for 2008 are as follows:

	U.S.			Non-U.S.
	Target	Percentage of		Target	Percentage of
	Allocation	Plan Assets		Allocation	Plan Assets
	2008	2007	2006	2008	2007	2006
Equity securities	40%	68%	69%	30%	44%	59%
Balanced Global asset allocation	20	—	—	3	—	—
Alternative Strategies	10	—	—	4	—	—
Debt securities	30	32	31	63	56	41

	100%	100%	100%	100%	100%	100%

The Balanced Global asset allocation will be invested primarily in equity, fixed income and cash instruments. Managers may change the mix within these allocations in response to market conditions, remaining within the guidelines for their specific strategies. The targeted Alternative Strategies allocations will be primarily invested in hedge fund-of-funds designed to provide positive absolute returns throughout the market cycle.
The expected long-term rate of return for pension assets has been chosen based on various inputs, including historical returns for the different asset classes held by and to be held by the Company’s trusts and its targeted asset allocation, as well as inputs from internal and external sources regarding capital market returns, inflation and other variables.
NOTE 16. Income Taxes
Income tax provision
Loss before income taxes, minority interests, discontinued operations, change in accounting and extraordinary item, excluding equity in net income of non-consolidated affiliates and the components of provision for income taxes are shown below:

	Year Ended December 31
	2007	2006	2005
	(Dollars in Millions)
U.S	$(384)	$(292)	$117
Non-U.S	52	170	(307)

Total loss before income taxes	$(332)	$(122)	$(190)

Current tax provision (benefit)
U.S. federal	$—	$—	$(26)
Non-U.S	93	118	111
U.S. state and local	—	(1)	(2)

Total current	93	117	83

Deferred tax provision (benefit)
U.S. federal	(73)	(68)	—
Non-U.S	(4)	(24)	(19)
U.S. state and local	4	—	—

Total deferred	(73)	(92)	(19)

Total provision for income taxes	$20	$25	$64

A summary of the differences between the provision for income taxes calculated at the U.S. statutory tax rate of 35% and the consolidated provision for income taxes is shown below:

	Year Ended December 31
	2007	2006	2005
	(Dollars in Millions)
Loss before income taxes, minority interests, discontinued operations, change in accounting and extraordinary item, excluding equity in net income of non-consolidated affiliates multiplied by the U.S. statutory rate of 35%	$(116)	$(43)	$(66)
Effect of:
Impact of foreign operations, including withholding taxes	(34)	(23)	33
State and local income taxes	(16)	(8)	(3)
Tax benefits allocated to loss from continuing operations	(91)	(68)	—
U.S. research tax credits	(8)	(10)	(18)
Tax reserve adjustments	72	8	(28)
Tax on intragroup transfer of affiliate	34	—	—
U.S. divestiture of foreign non-consolidated affiliate	—	(5)	—
Change in valuation allowance	160	178	155
Mexican tax law change	18	—	—
Medicare subsidy	1	(5)	(6)
Other	—	1	(3)

Provision for income taxes	$20	$25	$64

The Company’s 2007 income tax provision includes income tax expense of $50 million related to certain countries where the Company is profitable, accrued withholding taxes, and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries to the extent not offset by other categories of income. The 2007 income tax provision also includes $72 million for an increase in unrecognized tax benefits resulting from positions taken in tax returns filed during the year, as well as those expected to be taken in future tax returns, including interest and penalties. Additionally, the Company recorded approximately $18 million of income tax expense related to significant tax law changes in Mexico enacted in the fourth quarter of 2007. These expense items were offset by an $11 million benefit due to favorable tax law changes in Portugal also enacted in the fourth quarter of 2007.
SFAS 109 generally requires that the amount of tax expense or benefit allocated to continuing operations be determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when there is a pre-tax loss from continuing operations and pre-tax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations even when a valuation allowance has been established against the deferred tax assets. In instances where a valuation allowance is established against current year operating losses, income from other sources, including other comprehensive income, is considered when determining whether sufficient future taxable income exists to realize the deferred tax assets. In 2007, net pre-tax income from other categories of income or loss, in particular, pre-tax other comprehensive income primarily attributable to foreign currency exchange rates and the re-measurement of pension and OPEB in the U.S., Germany and the UK, offset approximately $270 million of pre-tax operating losses, reducing the Company’s current year valuation allowance resulting in a benefit of $91 million allocated to the current year loss from continuing operations as a component of the deferred income tax provision.
In December 2007 Visteon redeemed its ownership interest in a newly formed Korean company in exchange for approximately $292 million as part of a legal restructuring of its climate control operations in Asia with Halla Climate Control Corporation (“HCCC”). As part of this restructuring, the Company concluded that a portion of HCCC’s earnings were permanently reinvested under Accounting Principles Board Opinion No. 23 “Accounting for Income Taxes-Special Areas” and recorded a $30 million income tax benefit related to the reduction of previously established withholding tax accruals, partially offset by $12 million of income tax expense related to a taxable gain from the restructuring.
The Company’s 2006 provision of $25 million reflects a $68 million benefit related to offsetting U.S. pre-tax operating losses against U.S. pre-tax other comprehensive income, as well as income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete tax items, and the inability to record a tax benefit for pre-tax losses in certain foreign countries and pre-tax losses in the U.S. not offset by U.S. pre-tax other comprehensive income as described above. Non-recurring and other discrete tax items recorded in 2006 resulted in a net benefit of $21 million. This includes a $14 million benefit recorded in the second quarter of 2006 related to the restoration of deferred tax assets associated with the Company’s operations in Brazil, a benefit of $15 million related to reducing the Company’s dividend withholding taxes accrued for the unremitted earnings of Spain and the Czech Republic as a result of a legal entity restructuring that was completed in the fourth quarter of 2006, offset by a net $8 million in provisions recorded primarily to increase income tax reserves for prior year tax exposures in various foreign jurisdictions.
The Company’s 2005 provision of $64 million reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete tax items, and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries. Non-recurring and other discrete tax items recorded in 2005 resulted in a net benefit of $31 million. This includes a benefit of $28 million, primarily reflecting a reduction in income tax reserves corresponding with the conclusion of U.S. Federal income tax audits for 2002, 2003 and certain pre-spin periods, as well as a net benefit of $3 million consisting primarily of benefits related to a change in the estimated benefit associated with tax losses in Canada and the favorable resolution of tax matters in Mexico, offset by net provisions recorded primarily to increase income tax reserves for prior year tax exposures.
Deferred income taxes and related valuation allowances
Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. Additionally, deferred taxes have been provided for the net effect of repatriating earnings from certain consolidated foreign subsidiaries. Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.

The components of deferred income tax assets and liabilities are as follows:

	December 31
	2007	2006
	(Dollars in Millions)
Deferred tax assets
Employee benefit plans	$387	$423
Capitalized expenditures for tax reporting	165	202
Net operating losses and carryforwards	1,703	1,493
All other	289	478

Subtotal	2,544	2,596
Valuation allowance	(2,102)	(2,103)

Total deferred tax assets	442	493

Deferred tax liabilities
Depreciation and amortization	83	120
All other	421	459

Total deferred tax liabilities	504	579

Net deferred tax liabilities	$62	$86

At December 31, 2007, the Company had available non-U.S. net operating loss and other carryforwards of $621 million, which have carryforward periods ranging from 5 years to indefinite. The Company had available U.S. net operating loss and capital loss carryforwards of $489 million at December 31, 2007, which will expire at various dates between 2009 and 2027. U.S. foreign tax credit carryforwards are $471 million at December 31, 2007. These credits will begin to expire in 2011. U.S. research tax credits carryforwards are $122 million at December 31, 2007. These credits will begin to expire in 2020. The availability of the Company’s federal net operating loss carryforward and other federal income tax attributes may be eliminated or significantly limited if a change of ownership of Visteon, within the meaning of Section 382 of the Internal Revenue Code, were to occur.
As of the end of 2007, valuation allowances totaling $2,102 million have been recorded against the Company’s deferred tax assets. Of this amount, $1,518 million relates to the Company’s deferred tax assets in the U.S., including amounts related to foreign affiliates that are treated as pass-through entities for U.S. tax purposes, and $584 million relates to net operating loss carryforwards and other deferred tax assets in certain foreign jurisdictions, where recovery of the carryforwards or assets is unlikely.
Going forward, the need to maintain valuation allowances against deferred tax assets in the U.S. and other affected countries will cause variability in the Company’s effective tax rate. The Company will maintain full valuation allowances against deferred tax assets in the U.S. and applicable foreign countries, which include the UK and Germany, until sufficient positive evidence exists to reduce or eliminate them.
New accounting pronouncement
Effective January 1, 2007, the Company adopted FIN 48, which establishes a single model to address accounting for uncertain tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.
The Company’s gross unrecognized tax benefits at December 31, 2007 were $229 million and the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate were approximately $120 million. The gross unrecognized tax benefit differs from that which would impact the effective tax rate due to uncertain tax positions embedded in other deferred tax attributes carrying a full valuation allowance. Since the uncertainty is expected to be resolved while a full valuation allowance is maintained, these uncertain tax positions will not impact the effective tax rate in current or future periods. In connection with the adoption of FIN 48 and beginning January 1, 2007, the Company classified all interest and penalties as income tax expense. Prior to the adoption of FIN 48, the Company’s policy was to record interest and penalties related to income tax contingencies as a component of income before taxes. Estimated interest and penalties related to the underpayment of income taxes totaled $14 million for the twelve-months ended December 31, 2007. Accrued interest and penalties were $20 million and $34 million as of January 1, 2007 and December 31, 2007, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollars in Millions)
Beginning balance, January 1, 2007	$147
Gross increases for tax positions of prior years	22
Gross decreases for tax positions of prior years	(13)
Gross increases for tax positions of current period	77
Decreases related to settlements	—
Decreases resulting from the expiration of the statue of limitations	(4)

Ending balance, December 31, 2007	$229

The Company and its subsidiaries have operations in every major geographic region of the world and are subject to income taxes in the U.S. and numerous foreign jurisdictions. Accordingly, the Company files tax returns and is subject to examination by taxing authorities throughout the world, including such significant jurisdictions as Korea, India, Portugal, Spain, Czech Republic, Hungary, Mexico, Canada, Germany and the United States. With few exceptions, the Company is no longer subject to U.S. federal tax examinations for years before 2004 or state and local, or non-U.S. income tax examinations for years before 2000.
It is reasonably possible that the amount of the Company’s unrecognized tax benefits may change within the next twelve months as a result of settlement of ongoing audits or for positions expected to be taken in future tax returns, primarily related to transfer pricing-related initiatives. An estimate of the range of reasonably possible outcomes, however, cannot be made at this time. Further, substantially all of the Company’s unrecognized tax benefits relate to uncertain tax positions that are not currently under review by taxing authorities and therefore, the Company is unable to specify the future periods in which it may be obligated to settle such amounts.
NOTE 17. Shareholders’ Deficit
In conjunction with the October 1, 2005 ACH Transactions, the Company granted warrants to Ford for the purchase of 25 million shares of the Company’s common stock at an exercise price of $6.90. The warrants allow for either cash or share settlement at the sole discretion of the Company, were exercisable at any time after October 1, 2006 and before the expiration date on October 1, 2013. The warrants were valued at $127 million using a Black-Scholes pricing model, adjusted for the estimated impact on fair value of the restrictions relating to the warrants, and are recorded as permanent equity in the Company’s consolidated balance sheets. On May 17, 2007, Visteon entered into a letter agreement (the “Letter Agreement”) with LB I Group, Inc., an affiliate of Lehman Brothers (“Lehman”), and Ford, pursuant to which, among other things, the Company consented to the transfer by Ford of the warrant to purchase 25 million shares of Visteon common stock and waived a provision of the Stockholder Agreement, dated as of October 1, 2005, between Visteon and Ford, that would have prohibited such transfer. The Letter Agreement also restricts Lehman’s ability to enter into certain hedging transactions in respect of the shares underlying the Warrant for the first two years following such transfer. In addition, the warrant was modified so that that it will not be exercisable (except in the event of a change of control of Visteon) or transferable until May 17, 2009.
Accumulated other comprehensive income (loss) is comprised of the following:

	December 31
	2007	2006
	(Dollars in Millions)
Foreign currency translation adjustments	$297	$166
Pension and other postretirement benefit adjustments, net of tax	(10)	(378)
Unrealized losses on derivatives	(12)	(4)

Total accumulated other comprehensive income (loss)	$275	$(216)

Treasury stock is carried at an average cost basis, is purchased for employee benefit plans, and consists of approximately 1.3 million shares at December 31, 2007. During the fourth quarter of 2007, the Board of Directors authorized a treasury stock purchase program under which the Company was authorized to purchase up to 2 million shares of the Company’s common stock for re-issuance upon the exercise of employee stock options and for other compensation programs utilizing the Company’s stock. In December 2007, the Company purchased 150,000 shares under the program.

NOTE 18. Loss Per Share
Basic net loss per share of common stock is calculated by dividing reported net loss by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted net loss per share takes into account the effect of dilutive potential common stock, such as stock options and stock warrants, and contingently returnable shares, such as restricted stock.

	December 31
	2007	2006	2005
	(Dollars in Millions,
	Except Per Share Amounts)
Numerator:
Net loss from continuing operations before change in accounting and extraordinary item	$(348)	$(145)	$(262)
Loss from discontinued operations, net of tax	24	22	8

Net loss before change in accounting and extraordinary item	(372)	(167)	(270)
Cumulative effect of change in accounting, net of tax	—	(4)	—

Net loss before extraordinary item	(372)	(171)	(270)
Extraordinary item, net of tax	—	8	—

Net loss	$(372)	$(163)	$(270)

Denominator:
Average common stock outstanding	129.5	128.4	128.6
Less: Average restricted stock outstanding	(0.1)	(0.5)	(2.6)

Basic shares	129.4	127.9	126.0
Net dilutive effect of restricted stock and stock options	—	—	—

Diluted shares	129.4	127.9	126.0

Basic and Diluted per Share Data:
Basic and diluted loss per share from continuing operations before change in accounting and extraordinary item	$(2.69)	$(1.13)	$(2.08)
Loss from discontinued operations, net of tax	0.18	0.17	0.06

Basic and diluted loss per share before change in accounting and extraordinary item	(2.87)	(1.30)	(2.14)
Cumulative effect of change in accounting, net of tax	—	(0.03)	—

Basic and diluted loss per share before extraordinary item	(2.87)	(1.33)	(2.14)
Extraordinary item, net of tax	—	0.06	—

Basic and diluted loss per share	$(2.87)	$(1.27)	$(2.14)

For 2007, 2006 and 2005, potential common stock of approximately 2.9 million shares, 2.4 million shares and 2.8 million shares, respectively, are excluded from the calculation of diluted loss per share because the effect of including them would have been anti-dilutive. In addition, options to purchase 13 million shares of common stock at exercise prices ranging from $17.46 per share to $6.22 per share were outstanding for 2007 but were not included in the computation of diluted loss per share because the options’ exercise price was greater than the average market price of the common shares. The options expire at various dates between 2009 and 2014.
NOTE 19. Financial Instruments
Derivative Financial Instruments
The Company follows Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” in accounting for financial instruments. Under SFAS 133, the criteria used to determine whether hedge accounting treatment is appropriate are the designation of the hedge to an underlying exposure, reduction of overall risk, and a highly effective relationship between the hedging instrument and the hedged item or transaction.
The Company uses derivative financial instruments to reduce exposure to adverse fluctuations in interest rates and foreign currency exchange rates in connection with its risk management policies. The Company monitors its exposure to interest rate risk principally in relation to fixed-rate and variable-rate debt. Accordingly, the Company has entered into certain fixed-for-variable and variable-for-fixed interest rate swap agreements to manage such interest rate exposures. Additionally, the Company monitors its exposure to the risk that net cash inflows resulting from sales outside the country of manufacturing origin will be adversely affected by changes in foreign currency exchange rates. Accordingly, the Company enters into forward exchange contracts and purchase foreign currency options to hedge certain portions of forecasted cash flows denominated in foreign currencies.
At inception, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. Derivatives not designated as a hedge are adjusted to fair value through operating results. The Company’s policy specifically prohibits the use of derivatives for speculative purposes.
The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The fair values of derivatives used to hedge the Company’s risks fluctuate over time, generally in relation to the fair values or cash flows of the underlying hedged transactions or exposures. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. At the inception of the hedging relationship, the Company must designate the instrument as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation. This designation is based upon the exposure being hedged.
Fair Value Hedges
As of December 31, 2007 and 2006, respectively, the Company had interest rate swaps designated as hedges of the fair value of a portion of the 8.25% notes due August 1, 2010 ($125 million) and a portion of the 7.00% notes due March 10, 2014 ($225 million). These interest rate swaps effectively convert the designated portions of these notes from fixed interest rate to variable interest rate instruments in connection with the Company’s risk management policies. The Company estimates the fair value of these interest rate swaps based on quoted market prices.
The notional amount of these interest rate swaps was $350 million at December 31, 2007 and 2006. The fair market value of the interest rate swaps was a liability of $2 million and $17 million at December 31, 2007 and 2006, respectively. The effect of marking these contracts to market has been recorded in the Company’s consolidated balance sheets as a direct adjustment to the underlying debt. The adjustment does not affect the results of operations unless the contract is terminated, in which case the resulting cash flow is offset by a valuation adjustment of the underlying debt and is amortized to interest expense over the remaining life of the debt. During 2007, 2006 and 2005, there was no ineffectiveness related to these interest rate swaps.
Cash Flow Hedges
Derivative instruments that are designated and qualify as cash flow hedges of forecasted transactions are reflected as other assets or liabilities in the Company’s consolidated balance sheets. Changes in the fair value of cash flow hedges are initially recorded as a component of “Other comprehensive income (loss)” and reclassified to the consolidated statement of operations when the hedged transactions affect results of operations. At this time, a gain or loss on the cash flow hedge is recognized representing the excess of the cumulative change in the present value of future cash flows of the hedged item. Any ineffective portion of a cash flow hedge is immediately recognized in earnings. The maximum length of time over which the Company hedges the variability in future cash flows for forecasted transactions excluding those forecasted transactions related to the payment of variable interest on existing debt is up to one year from the date of the forecasted transaction. The maximum length of time over which the Company hedges forecasted transactions related to the payment of variable interest on existing debt is the term of the underlying debt.
As of December 31, 2007, the Company had interest rate swaps designated as hedges of forecasted cash flows related to future interest payments for a portion of the $1 billion seven-year term loan due June 13, 2013 ($200 million). These interest rate swaps effectively convert the designated portion of the seven-year term loan from a variable rate instrument to a fixed rate instrument in connection with the Company’s risk management policies. The Company recorded $1 million and less than $1 million of ineffectiveness related to these interest rate swaps for the years ended December 31, 2007 and 2006, respectively. The notional amount of these interest rate swaps was $200 million at December 31, 2007 and 2006. The fair market value of the interest rate swaps was a liability of $7 million and $1 million at December 31, 2007 and 2006, respectively.

As of December 31, 2007 and 2006, the net fair value of foreign currency instruments which are designated as hedges of forecasted cash flows related to the sale of products in countries other than the manufacturing source, foreign currency denominated supplier payments, debt and other payables or subsidiary dividends were a liability of $1 million and an asset of $8 million, respectively. The notional amounts of foreign currency instruments in equivalent U.S. dollars were $515 million and $884 million at December 31, 2007 and 2006, respectively. The fair value of foreign currency instruments was estimated using current market rates provided by outside quotation services.
The net gain recognized in earnings related to cash flow hedges during the year ended December 31, 2007 was less than $1 million; the net gain realized in December 31, 2006 and 2005 was $4 million and $21 million, respectively. Such amounts are recorded in the Company’s consolidated statements of operations under the classification “Cost of sales.” Within the next 12 months, the Company expects to reclassify approximately $1 million on a pre-tax basis from other comprehensive income (loss) to results from operations as the anticipated underlying transactions occur.
Other
Subsequent to the ACH Transactions, the Company’s exposure to market risks from changes in the price of natural gas and copper were substantially reduced. In the second quarter of 2005, the Company discontinued hedge accounting treatment for natural gas and copper forward contracts. Discontinuance of hedge accounting for hedges on transactions that were not expected to occur resulted in a gain of approximately $8 million. These forward contracts were terminated during the third quarter of 2005.
The notional amounts of derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the Company’s exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates or other financial indices.
Fair Value of Financial Instruments
Disclosures related to estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of financial instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Further, it should be noted that fair value at a particular point in time gives no indication of future gain or loss, or what the dimensions of that gain or loss are likely to be.
The fair value of debt excluding related interest rate swaps was approximately $2,655 million at December 31, 2007, based on quoted market prices or current rates for similar debt with the same credit ratings and remaining maturities, compared with a carrying value of $2,838 million. The fair value of debt excluding related interest rate swaps was approximately $2,156 million at December 31, 2006, compared with a carrying value of $2,239 million.
The fair values of the Company’s derivative financial instruments are disclosed above. The carrying amounts of all other financial instruments approximate their fair values because of the relatively short-term maturity of these instruments.
Concentrations of Credit Risk
Financial instruments, including cash equivalents, marketable securities, derivative contracts and accounts receivable, expose the Company to counterparty credit risk for non-performance. The Company’s counterparties for cash equivalents, marketable securities and derivative contracts are banks and financial institutions that meet the Company’s requirement of high credit standing. The Company’s counterparties for derivative contracts are substantial investment and commercial banks with significant experience using such derivatives. The Company manages its credit risk through policies requiring minimum credit standing and limiting credit exposure to any one counterparty, and through monitoring counterparty credit risks. The Company’s concentration of credit risk related to derivative contracts at December 31, 2007 was not significant.

With the exception of the customers below, the Company’s credit risk with any individual customer does not exceed ten percent of total accounts receivable at December 31:

	December 31
	2007	2006
Ford and affiliates	18%	20%
Hyundai Motor Company	13%	11%
PSA Peugeot Citroën	11%	12%
Management periodically performs credit evaluations of its customers and generally does not require collateral.
NOTE 20. Commitments and Contingencies
Commitments
Information Technology Agreement
Prior to January 2003 and since the Company’s separation from Ford, Ford had provided the Company with and charged the Company for many of the Company’s information technology needs. In January 2003, the Company entered into a 10-year outsourcing agreement with International Business Machines (“IBM”) pursuant to which the Company outsources most of its information technology needs on a global basis, including mainframe support services, data centers, customer support centers, application development and maintenance, data network management, desktop support, disaster recovery and web hosting. During 2006, the Company and IBM modified this agreement, resulting in certain changes to the service delivery model and related service charges. The service charges under the outsourcing agreement are expected to aggregate approximately $700 million during the remaining term of the agreement, subject to changes based on the Company’s actual consumption of services to meet its then current business needs. The outsourcing agreement may also be terminated for the Company’s business convenience under the agreement for a scheduled termination fee. Associated expenses were approximately $200 million in both 2007 and 2006.
Operating Leases
At December 31, 2007, the Company had the following minimum rental commitments under non-cancelable operating leases (in millions): 2008 — $48; 2009 — $42; 2010 — $31; 2011 — $16; 2012 — $12; thereafter — $36. Rent expense was $80 million in 2007, $70 million in 2006 and $80 million in 2005.
Debt
Debt, including capital lease obligations, at December 31, 2007, included maturities as follows (in millions): 2008 — $95 million; 2009 — $91 million; 2010 — $629 million; 2011 — $19 million; 2012 - $1 million; thereafter — $2,005 million.
Guarantees
The Company has guaranteed approximately $35 million of debt capacity held by subsidiaries, and $95 million for lifetime lease payments held by consolidated subsidiaries. In addition, at December 31, 2007, the Company has guaranteed certain Tier 2 suppliers’ debt and lease obligations and other third-party service providers’ obligations of up to $2 million, to ensure the continued supply of essential parts.
Contingencies
Litigation and Claims
In February 2005, a shareholder lawsuit was filed in the U.S. District Court for the Eastern District of Michigan against the Company and certain current and former officers of the Company. In July 2005, the Public Employees’ Retirement System of Mississippi was appointed as lead plaintiff in this matter. In September 2005, the lead plaintiff filed an amended complaint, which alleges, among other things, that the Company and its independent registered public accounting firm, PricewaterhouseCoopers LLP, made misleading statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The named plaintiff seeks to represent a class consisting of purchasers of the Company’s securities during the period between June 28, 2000 and January 31, 2005. Class action status has not yet been certified in this litigation. On August 31, 2006, the defendants’ motion to dismiss the amended complaint for failure to state a claim was granted. The plaintiffs have appealed this decision.
In March 2005, a number of current and former directors and officers were named as defendants in two shareholder derivative suits pending in the State of Michigan Circuit Court for the County of Wayne. As is customary in derivative suits, the Company has been named as a defendant in these actions. As a nominal defendant, the Company is not liable for any damages in these suits nor is any specific relief sought against the Company. The complaints allege that, among other things, the individual defendants breached their fiduciary duties of good faith and loyalty and aided and abetted such breaches during the period between January 23, 2004 and January 31, 2005 in connection with the Company’s conduct concerning, among other things, the matters alleged in the securities class action discussed immediately above. On February 15, 2008 the Court approved the settlement of the shareholder derivative suits and ordered their dismissal with prejudice. Pursuant to the settlement, the Company will, among other things, pay for the defendants’ attorneys’ fees and expenses in the amount of $250,000.
The Company and its current and former directors and officers intend to contest the foregoing lawsuits vigorously. However, at this time the Company is not able to predict with certainty the final outcome of the foregoing lawsuit or its potential exposure with respect to such lawsuit. In the event of an unfavorable resolution of these matters, the Company’s earnings and cash flows in one or more periods could be materially affected to the extent any such loss is not covered by insurance or applicable reserves.
Product Warranty and Recall
Amounts accrued for product warranty and recall claims are based on management’s best estimates of the amounts that will ultimately be required to settle such items. The Company’s estimates for product warranty and recall obligations are developed with support from its sales, engineering, quality and legal functions and include due consideration of contractual arrangements, past experience, current claims and related information, production changes, industry and regulatory developments and various other considerations. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend or settle such claims beyond the amounts accrued or beyond what the Company may recover from its suppliers. The following table provides a reconciliation of changes in the product warranty claims liability for the selected periods:

	December 31
	2007	2006
	(Dollars in Millions)
Beginning balance	$105	$148
Accruals for products shipped	48	41
Changes in estimates	(16)	1
Settlements	(29)	(85)

Ending balance	$108	$105

Environmental Matters
Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated. The liabilities are recorded in “Other current liabilities” and “Other long-term liabilities” in the consolidated balance sheets.
The Company is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste.
At the time of spin-off, the Company and Ford agreed on a division of liability for, and responsibility for management and remediation of, environmental claims existing at that time, and, further, that the Company would assume all liabilities for existing and future claims relating to sites that were transferred to it and its operation of those sites, including off-site disposal, except as otherwise specifically retained by Ford in the Master Transfer Agreement. In connection with the ACH Transactions, Ford agreed to re-assume these liabilities to the extent they arise from the ownership or operation prior to the spin-off of the locations transferred to ACH (excluding any increase in costs attributable to the exacerbation of such liability by the Company or its affiliates).

The Company is aware of contamination at some of its properties and relating to various third-party Superfund sites at which the Company or its predecessor has been named as a potentially responsible party. The Company is in various stages of investigation and cleanup at these sites. At December 31, 2007, the Company had recorded a reserve of approximately $9 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
Other Contingent Matters
Various other legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.
Contingencies are subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the Company for matters discussed in the immediately foregoing paragraph where losses are deemed probable and reasonably estimable. It is possible, however, that some of the matters discussed in the foregoing paragraph could be decided unfavorably to the Company and could require the Company to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at December 31, 2007 and that are in excess of established reserves. The Company does not reasonably expect, except as otherwise described herein, based on its analysis, that any adverse outcome from such matters would have a material effect on the Company’s financial condition, results of operations or cash flows, although such an outcome is possible.
The Company enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impracticable to estimate.
NOTE 21. Segment Information
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information,” requires the Company to disclose certain financial and descriptive information about its reportable segments. Reportable segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision-maker, or a decision-making group, in deciding the allocation of resources and in assessing performance.
In late 2005, the Company announced a new operating structure to manage the business post the ACH Transactions. This operating structure is comprised of the following global product groups: Climate, Electronics, Interiors and Other. These global product groups have financial and operating responsibility over the design, development and manufacture of the Company’s product portfolio. Regional customer groups are responsible for the marketing, sales and service of the Company’s product portfolio to its customer base. Certain functions such as procurement, information technology and other administrative activities are managed on a global basis with regional deployment.
The Company revised its reportable segments in the first quarter of 2006. Additionally, pursuant to the ACH Transactions, the Company established and commenced operations of Visteon Services, a centralized administrative function to monitor and facilitate transactions with ACH for the costs of leased employees and other services provided to ACH by the Company. As the activities of Visteon Services do not share similar economic characteristics with the Company’s other business operations, the Company has provided separate disclosure of these operations as of December 31, 2007.
The Company’s reportable segments as of December 31, 2007 are as follows:
Climate — The Company’s Climate product group includes facilities that primarily manufacture climate air handling modules, powertrain cooling modules, climate controls, heat exchangers, compressors, fluid transport, and engine induction systems. Climate accounted for approximately 28%, 26%, and 25% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.

Electronics — The Company’s Electronics product group includes facilities that primarily manufacture audio systems, infotainment systems, driver information systems, powertrain and feature control modules, electronic control modules and lighting. Electronics accounted for approximately 31%, 30% and 32% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.
Interiors — The Company’s Interiors product group includes facilities that primarily manufacture instrument panels, cockpit modules, door trim and floor consoles. Interiors accounted for approximately 27%, 26% and 28% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.
Other — The Company’s Other product group includes facilities that primarily manufacture fuel products, powertrain products, as well as parts sold and distributed to the automotive aftermarket. Other accounted for approximately 10%, 14% and 14% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.
Services — The Company’s Services operations provide various transition services in support of divestiture transactions, principally related to the ACH Transactions and Chassis Divestiture. The Company supplies leased personnel and transition services as required by certain agreements entered into by the Company with ACH as a part of the ACH Transactions. Pursuant to the Master Services Agreement and the Salaried Employee Lease Agreement the Company, has agreed to provide ACH with certain information technology, personnel and other services to enable ACH to conduct its business. Services to ACH are provided at a rate approximately equal to the Company’s cost until such time the services are no longer required by ACH or the expiration of the related agreement. In addition to services provided to ACH, the Company has also agreed to provide certain transition services related to the Chassis Divestiture for up to 18 months.
The accounting policies for the reportable segments are the same as those described in the Note 2 to the Company’s consolidated financial statements. Key financial measures of income (loss) before income taxes and minority interests and fixed assets reviewed by the Company’s chief operating decision makers are as follows:

	Net Sales			Gross Margin
	Year Ended December 31			Year Ended December 31
	2007	2006	2005	2007	2006	2005
	(Dollars in Millions)
Climate	$3,370	$3,123	$2,931	$233	$170	$175
Electronics	3,646	3,514	3,738	276	373	345
Interiors	3,183	3,059	3,226	75	65	32
Other	1,178	1,658	1,640	3	68	32
Eliminations	(656)	(648)	(1,001)	—	—	—

Total Products	10,721	10,706	10,534	587	676	584
Services	545	547	164	6	5	1

Total Segments	11,266	11,253	10,698	593	681	585

Reconciling Items
ACH	—	—	6,052	—	—	(41)
Corporate	—	—	—	(20)	72	—

Total consolidated	$11,266	$11,253	$16,750	$573	$753	$544

The above amounts include product sales of $4,131 million, $4,791 million and $10,252 million to Ford Motor Company during the years ended December 31, 2007, 2006 and 2005, respectively. Additionally, during 2007 sales to Hyundai/Kia were approximately $1.7 billion, or 15% and sales to Nissan/Renault were approximately $1.2 billion or 11% of the Company’s total product sales.

Segment assets and related expenditures are included in the table below:

	Inventories			Property and Equipment, net
	Year Ended December 31			Year Ended December 31
	2007	2006	2005	2007	2006	2005
Climate	$197	$161	$153	$947	$962	$882
Electronics	154	154	161	758	796	797
Interiors	59	66	73	533	484	435
Other	85	139	150	57	253	255

Total Products	495	520	537	2,295	2,495	2,369

Reconciling Items
Corporate	—	—	—	498	539	604

Total consolidated	$495	$520	$537	$2,793	$3,034	$2,973

	Depreciation and Amortization			Capital Expenditures
	Year Ended December 31			Year Ended December 31
	2007	2006	2005	2007	2006	2005
Climate	$151	$129	$152	$147	$174	$243
Electronics	129	109	141	89	78	97
Interiors	64	49	62	88	66	91
Other	27	45	49	13	55	92

Total Products	371	332	404	337	373	523

Reconciling Items
ACH	—	—	90	—	—	62
Corporate	101	98	101	39	—	—

Total consolidated	$472	$430	$595	$376	$373	$585

Reconciling Items
Certain adjustments are necessary to reconcile segment financial information to the Company’s consolidated amounts. Corporate reconciling items are related to the Company’s technical centers, corporate headquarters and other administrative and support functions.
Reclassification
Segment information as of and for the annual periods ended December 31, 2006 and 2005 has been recast to reflect the alignment of the Company’s South America operations with their respective global product groups. Additionally, segment information as of and for the annual periods ended December 31, 2007, 2006 and 2005 has been recast to reflect the Company’s Mobile Electronics and Philippines operations in the Electronics and Interiors product groups, respectively. These operations were previously reflected in the Other product group and have been reclassified consistent with the Company’s current management reporting structure.

Financial information segregated by geographic region is as follows:

				Net Property
	Net Sales			and Equipment
	Year Ended December 31			December 31
	2007	2006	2005	2007	2006
	(Dollars in Millions)
Geographic region:
United States	$4,061	$4,468	$10,387	$931	$960
Mexico	55	247	259	69	119
Canada	102	96	139	35	35
Intra-region eliminations	(68)	(94)	(121)	—	—

North America	4,150	4,717	10,664	1,035	1,114
Germany	490	699	656	63	170
France	853	864	967	245	233
United Kingdom	529	460	512	50	109
Portugal	543	554	600	136	130
Spain	658	672	663	122	112
Czech Republic	608	466	422	250	213
Hungary	416	277	228	94	94
Other Europe	235	186	162	45	46
Intra-region eliminations	(231)	(211)	(189)	—	—

Europe	4,101	3,967	4,021	1,005	1,107
Korea	2,204	1,810	1,406	443	450
China	231	231	161	87	82
India	260	257	232	68	77
Japan	236	226	251	16	49
Other Asia	217	159	171	49	43
Intra-region eliminations	(159)	(184)	(192)	—	—

Asia	2,989	2,499	2,029	663	701
South America	528	522	491	90	109
All Other	23	25	23	—	3
Intra-region eliminations	(525)	(477)	(478)	—	—

	$11,266	$11,253	$16,750	$2,793	$3,034

NOTE 22. Summary Quarterly Financial Data (Unaudited)
The following tables present summary quarterly financial data.

	2007				2006
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(Dollars in Millions, Except Per Share Amounts)
Net sales	$2,888	$2,974	$2,546	$2,858	$2,911	$2,957	$2,580	$2,805
Gross margin	117	155	99	202	248	313	52	140
Income (loss) from continuing operations before change in accounting and extraordinary item	(136)	(60)	(109)	(43)	12	44	(171)	(30)
Loss from discounted operations, net of tax	17	7	—	—	5	2	6	9
Income (loss) before change in accounting and extraordinary item	(153)	(67)	(109)	(43)	7	42	(177)	(39)
Net income (loss)	(153)	(67)	(109)	(43)	3	50	(177)	(39)

Per Share Data
Income (loss) from continuing operations before change in accounting and extraordinary item
Basic	$(1.06)	$(0.46)	$(0.84)	$(0.33)	$0.09	$0.34	$(1.33)	$(0.23)
Diluted	$(1.06)	$(0.46)	$(0.84)	$(0.33)	$0.09	$0.34	$(1.33)	$(0.23)
Loss from discontinued operations, net of tax
Basic	$0.13	$0.06	$—	$—	$0.04	$0.01	$0.05	$0.07
Diluted	$0.13	$0.06	$—	$—	$0.04	$0.01	$0.05	$0.07
Income (loss) before change in accounting and extraordinary item
Basic	$(1.19)	$(0.52)	$(0.84)	$(0.33)	$0.05	$0.33	$(1.38)	$(0.30)
Diluted	$(1.19)	$(0.52)	$(0.84)	$(0.33)	$0.05	$0.33	$(1.38)	$(0.30)
Net income (loss) per share
Basic	$(1.19)	$(0.52)	$(0.84)	$(0.33)	$0.02	$0.39	$(1.38)	$(0.30)
Diluted	$(1.19)	$(0.52)	$(0.84)	$(0.33)	$0.02	$0.39	$(1.38)	$(0.30)
2007 Quarterly Financial Data
During 2007, the Company recorded income tax benefits of $91 million related to offsetting pre-tax operating losses against current year pre-tax income from other categories of income or loss, in particular, pre-tax other comprehensive income primarily attributable to foreign currency exchange rates and the re-measurement of pension and OPEB in the U.S., Germany and the UK. Of this amount, $37 million was recorded during the fourth quarter of 2007.
2006 Quarterly Financial Data
During 2006, the Company recorded income tax benefits of $68 million related to offsetting U.S. pre-tax operating losses against current year U.S. pre-tax other comprehensive income primarily attributable to foreign currency translation. Of this amount, $48 million was recorded during the fourth quarter of 2006.

On April 27, 2006 the Company’s wholly-owned, consolidated subsidiary Carplastic, S.A. de C.V. acquired all of the real property, inventories, furniture, fixtures, tools, and related equipment of Guide Lighting Technologies of Mexico S. de R.L. de C.V., a lighting manufacturing facility located in Monterrey, Mexico. The sum of the amounts assigned to the assets and liabilities acquired exceeded the cost of the acquired entity and that excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired non-financial assets (i.e. property and equipment). An excess of $8 million remained after reducing to zero the amounts that otherwise would have been assigned to the non-financial assets, and was recorded as an extraordinary gain.
Effective January 1, 2006, Ford acquired two plants from ACH, which are located in Rawsonville, Michigan and Sterling Heights, Michigan. In connection with this transaction and the Salaried Employee Transition Agreement between the Company and Ford, certain salaried employees of the Company were transferred to Ford including the accumulated postretirement benefit obligations for these employees. The Company recorded approximately $24 million related to the relief of postretirement benefits payable to Ford in the first quarter of 2006 and a curtailment gain of approximately $48 million in the second quarter of 2006 related to Visteon sponsored benefit obligations for the transferred employees.
NOTE 23. Subsequent Events
On February 1, 2008 the Company announced the sale of its non-core North American-based aftermarket underhood and remanufacturing operations including facilities located in Sparta, Tennessee and Reynosa, Mexico (the “NA Aftermarket”). The NA Aftermarket manufactures starters and alternators, radiators, compressors and condensers and also remanufactures steering pumps and gears. This divestiture completes the Company’s exit of its global starters and alternators and steering systems product lines.
The NA Aftermarket generated negative gross margin of approximately $16 million on sales of $133 million for the year-ended December 31, 2007. Total net assets subject to the transaction are $74 million and the Company expects to record a loss of approximately $40 million in the first quarter of 2008.